PROSPECTUS SUPPLEMENT (to Prospectus, dated August 10, 2006)	Filed Pursuant to Rule 424(b)(5) File No. 333-133956
THE REPUBLIC OF TURKEY
U.S. $ 1,500,000,000
7% Notes due 2016
The 7% Notes due 2016 (the “2016 Notes”) will be direct, unconditional and general obligations of the Republic. The 2016 Notes will mature on September 26, 2016. The Republic will pay interest on the 2016 Notes in U.S. dollars on March 26 and September 26 of each year, commencing March 26, 2007.
The 2016 Notes are being issued pursuant to the recently concluded offering for cash of 2016 Notes (the “cash offering”) and invitation of the Republic (the “invitation”, and together with the “cash offering,” the “global note offering”) to the owners of 11.375% Notes due 2006, 10% Notes due 2007, 10.5% Notes due 2008, 9.875% Notes due 2008, 12% Notes due 2008, 12.375% Notes due 2009 and 11.75% Notes due 2010 (the “old notes”), to submit offers to exchange old notes for 2016 Notes on the terms and subject to the conditions set forth in the prospectus supplement dated September 6, 2006 and the accompanying prospectus. See “The Global Note Offering — Results of the Global Note Offering” in this prospectus supplement for a summary of the results of the global note offering.
The 2016 Notes will contain provisions regarding acceleration and future modifications to their terms that differ from those applicable to much of The Republic of Turkey’s outstanding public external indebtedness, including the old notes. Under these provisions, which are described in the sections entitled “Description of the 2016 Notes — Default; Acceleration of Maturity” and “— Amendments and Waivers” in this prospectus supplement and “Collective Action Securities” in the accompanying prospectus, The Republic of Turkey may amend the payment provisions of the 2016 Notes and certain other terms with the consent of the holders of not less than 75% of the aggregate principal amount of the outstanding 2016 Notes.
Application has been made to list and trade the 2016 Notes on the Regulated Market “Marché Officiel” of the Luxembourg Stock Exchange which is a regulated market for the purpose of Directive 95/22/EC (the Investment Services Directive).
The 2016 Notes will be ready for delivery in book-entry form only through the facilities of the Depository Trust Company, or DTC, on or about September 26, 2006.
Neither the Securities and Exchange Commission nor any other regulatory body in the United States has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The joint dealer managers for the invitation and the joint book runners for the cash offering are:

Citigroup	Goldman Sachs International

The date of this prospectus supplement is September 14, 2006

     The Republic accepts responsibility for the information contained within this document. The Republic declares that having taken all reasonable care to ensure that such is the case, the information contained in this document is, to the best of its knowledge, in accordance with the facts and makes no omission likely to affect its import.
     Unless otherwise stated, all annual information, including budgetary information, is based upon calendar years. Figures included in this prospectus supplement and the accompanying prospectus have been subject to rounding adjustments; accordingly, figures shown for the same item of information may vary, and figures that are totals may not be an arithmetical aggregate of their components.
     You should rely only on the information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, in making your investment decision. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it.
     The Republic is not offering to sell any securities other than the 2016 Notes offered under this prospectus supplement. The Republic is not offering to sell the 2016 Notes in places where such offers are not permitted by applicable law. You should not assume that the information in this prospectus supplement or the accompanying prospectus, or the information the Republic has previously filed with the Securities and Exchange Commission, or SEC, and incorporated by reference in this prospectus supplement and the accompanying prospectus, is accurate as of any date other than their respective dates. The Republic’s economic, fiscal or political circumstances may have changed since such dates.
     The distribution of this prospectus supplement and the offering of the 2016 Notes in certain jurisdictions is restricted by law. Persons who acquire this prospectus supplement are required by the Republic, the joint dealer managers, the exchange agent and the Luxembourg exchange agent to inform themselves about, and to observe, any such restrictions. See “Jurisdictional Restrictions” in this prospectus supplement.
      In connection with the issue of the 2016 Notes, the joint dealer managers (or persons acting on behalf of the joint dealer managers) may over-allot the 2016 Notes (provided that the aggregate principal amount of 2016 Notes allotted does not exceed 105 per cent of the aggregate principal amount of the 2016 Notes) or effect transactions with a view to supporting the market price of the 2016 Notes at a level higher than that which might otherwise prevail. However, there is no assurance that the joint dealer managers (or persons acting on behalf of the joint dealer managers) will undertake stabilisation action. Any stabilisation action may begin on or after the date on which adequate public disclosure of the terms of the offer of the 2016 Notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the 2016 Notes and 60 days after the date of the allotment of the 2016 Notes.

     We are a foreign sovereign state. Consequently, it may be difficult for investors to obtain or realize upon judgments of courts in the United States against us. See “Debt Securities — Governing Law and Consent to Service” in the accompanying prospectus.
     References to “TL” in this prospectus supplement are to the Turkish Lira, the Republic’s official currency prior to January 1, 2005. References to “YTL” in this prospectus supplement are to the New Turkish Lira, the Republic’s new official currency, which was introduced on January 1, 2005. References to “US$”, “$”, “U.S. dollars” and “dollars” in this prospectus supplement are to lawful money of the United States of America.
     Translations of amounts from New Turkish Lira to dollars are solely for the convenience of the reader and, unless otherwise stated, are made at the exchange rate prevailing at the time as of which such amounts are specified. No representation is made that the New Turkish Lira or dollar amounts referred to herein could have been or could be converted into dollars or New Turkish Lira, as the case may be, at any particular rate or at all.

SUMMARY
This summary should be read as an introduction to the prospectus supplement and the accompanying prospectus. Any decision to invest in the 2016 Notes by an investor should be based on consideration of the prospectus supplement and the accompanying prospectus as a whole. You should read the entire prospectus supplement and the accompanying prospectus carefully. Where a claim relating to the information contained in the prospectus supplement or the accompanying prospectus is brought before a court in a Member State of the European Economic Area, the plaintiff may, under the national legislation of the Member State where the claim is brought, be required to bear the costs of translating the prospectus supplement and the accompanying prospectus before the legal proceedings are initiated.
THE ISSUER

Issuer	The Republic of Turkey.

The Republic of Turkey is located in southwestern Asia, where it borders Iran, Armenia, Georgia, Azerbaijan, Iraq and Syria, and southeastern Europe, where it borders Greece and Bulgaria, with a total territory of approximately 814,578 square kilometers. Turkey’s population, as of June 2005, was estimated to be 72.2 million.

The Republic of Turkey was founded in 1923 and currently has a parliamentary form of government. It is currently in negotiations with the European Union with respect to the possible accession of the Republic to the European Union.

Risk Factors	The global note offering is subject to certain risks:
•	Risks associated with the 2016 Notes generally include: 1) the trading market for debt securities may be volatile and may be adversely impacted by many events; 2) there could be no active trading market for the 2016 Notes; 3) the 2016 Notes may not be a suitable investment for all investors; 4) the 2016 Notes are unsecured; 5) the terms of the 2016 Notes may be modified, waived or substituted without the consent of all of the holders; 6) the Republic is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it; 7) there can be no assurance that New York law in effect as at the date of this prospectus supplement will not be modified; and 8) there may be certain legal restraints in relation to investment in the 2016 Notes with regard to your particular circumstances.

•	Risks associated with the Republic generally include: 1) there can be no assurance that the Republic’s credit rating will not change; 2) changes in the Republic’s domestic and international political and economic environment may have an adverse effect on its financial condition; 3) the risks arising from the relatively short maturity structure of domestic borrowing and the potential deterioration in financing conditions as a result of market, economic and political factors, which may be outside the Republic’s control, may jeopardize the debt dynamics of the Republic; 4) there are potential inflation risks; 5) there are risks associated with the foreign exchange rate of the Republic’s currency; and 6) there are risks associated with the potential delay in the Republic’s accession to the European Union which may have a negative impact on the Republic’s economic performance and credit ratings.

For further information, see “Risk Factors” commencing on page S-9 of this prospectus supplement.

THE 2016 NOTES

Securities Offered	7% Notes due 2016.

Aggregate Principal Amount	US $1,500,000,000

Maturity Date	September 26, 2016.

Issue Date	The 2016 Notes are expected to be issued on or about September 26, 2006, unless the invitation is extended or earlier terminated in accordance with the terms of the invitation.

Interest Payment Dates	March 26 and September 26 of each year, commencing March 26, 2007.

Status and Ranking	Upon issuance, the 2016 Notes will be our direct unconditional and general obligations and will rank equally with our other external debt denominated in currencies other than Turkish Lira which is (i) payable to a person or entity not resident in Turkey and (ii) not owing to a Turkish citizen. See “Debt Securities — Status of the Debt Securities” and “Debt Securities — Negative Pledge” in the accompanying prospectus.

Markets	The 2016 Notes are offered for sale in those jurisdictions where it is legal to make such offers. See “Joint Dealer Managers and Joint Book Runners; Plan of Distribution” and “Jurisdictional Restrictions”.

Listing and admission to trading	Application has been made to list and trade the 2016 Notes on the Regulated Market “Marché Officiel” of the Luxembourg Stock Exchange.

Form	The 2016 Notes will be book-entry securities in fully registered form, without coupons, registered in the names of investors or their nominees in denominations of $100,000 and integral multiples of $1,000 in excess thereof.

Clearance and Settlement	Beneficial interests in the 2016 Notes will be shown on, and transfer thereof will be effected only through, records maintained by DTC and its participants, unless certain contingencies occur, in which case the 2016 Notes will be issued in definitive form. Investors may elect to hold interests in the 2016 Notes through DTC, Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking Luxembourg, sociéte anonyme (“Clearstream Banking Luxembourg”), if they are participants in such systems, or indirectly through organizations that are participants in such systems. See “Global Clearance and Settlement”.

Payment of Principal and Interest	Principal and interest on the 2016 Notes will be payable in U.S. dollars or other legal tender of the United States of America. As long as the 2016 Notes are in the form of a book-entry security, payments of principal and interest to investors shall be made through the facilities of the DTC. See “Description of the 2016 Notes — Payments of Principal and Interest” and “Global Clearance and Settlement — Ownership of 2016 Notes through DTC, Euroclear and Clearstream Banking Luxembourg”.

Default	The 2016 Notes will contain events of default, the occurrence of which may result in the acceleration of our obligations under the 2016 Notes prior to maturity. See “Debt Securities — Default” and “— Acceleration of Maturity” in the accompanying prospectus.

Collective Action Securities	The 2016 Notes will be designated collective action securities under the Fiscal Agency Agreement, dated as of December 15, 1998, between the Republic and JPMorgan Chase Bank, N.A., as amended by Amendment No. 1 to Fiscal Agency Agreement, dated as of September 17, 2003, and Amendment No. 2 to the Fiscal Agency Agreement, dated as of January 7, 2004 (collectively, the “fiscal agency agreement”). The 2016 Notes will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to certain other series of U.S. dollar denominated debt securities issued by the Republic and described in the accompanying prospectus. The provisions described in this prospectus supplement will govern the 2016 Notes. These provisions are commonly referred to as “collective action clauses.” Under these provisions, we may amend certain key terms of the 2016 Notes, including the maturity date, interest rate and other payment terms, with the consent of the holders of not less than 75% of the aggregate principal amount of the outstanding 2016 Notes. Additionally, if an event of default has occurred and is continuing, the 2016 Notes may be declared to be due and payable immediately by holders of not less than 25% of the aggregate principal amount of the outstanding 2016 Notes. These provisions are described in the sections entitled “Description of the 2016 Notes — Default; Acceleration of Maturity” and “— Amendments and Waivers” in this prospectus supplement and “Collective Action Securities” in the accompanying prospectus.

Sinking Fund	None.

Prescription Period	None.

Fiscal Agency Agreement	The 2016 Notes will be issued pursuant to the fiscal agency agreement.

Taxation	For a discussion of United States, Turkish and Luxembourg tax consequences associated with the 2016 Notes, see “Taxation” in this prospectus supplement. Investors should consult their own tax advisors in determining the foreign, U.S. federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the 2016 Notes.

Governing Law	The 2016 Notes will be governed by the laws of the State of New York, except with respect to the authorization and execution of the 2016 Notes, which will be governed by the laws of the Republic of Turkey.

Trading	The 2016 Notes are expected to begin trading on a when-and-if-issued basis following the announcement of the results of the global note offering.

RISK FACTORS
     You should read this entire prospectus supplement and the accompanying prospectus carefully. Words and expressions defined elsewhere in this prospectus supplement and the accompanying prospectus have the same meanings in this section. Investing in the 2016 Notes involves certain risks. In addition, the purchase of the 2016 Notes may involve substantial risks and be suitable only for investors who have the knowledge and experience in financial and business matters to enable them to evaluate the risks and merits of an investment in the 2016 Notes. You should make your own inquiries as you deem necessary without relying on the Republic, any joint dealer manager or any joint book runner and should consult with your financial, tax, legal, accounting and other advisers, prior to deciding whether to make an investment in the 2016 Notes. You should consider, among other things, the following:
RISKS RELATING TO THE 2016 NOTES
The trading market for debt securities may be volatile and may be adversely impacted by many events
     The market for the 2016 Notes issued by the Republic is influenced by economic and market conditions and, to varying degrees, interest rates, currency exchange rates and inflation rates in the United States and European and other industrialized countries. There can be no assurance that events in Turkey, the United States, Europe or elsewhere will not cause market volatility or that such volatility will not adversely affect the price of the 2016 Notes or that economic and market conditions will not have any other adverse effect.
There could be no active trading market for the 2016 Notes
     The 2016 Notes are a new issue of securities with no established trading market. There can be no assurance that an active trading market for the 2016 Notes will develop, or, if one does develop, that it will be maintained. If an active trading market for the 2016 Notes does not develop or is not maintained, the market or trading price and liquidity of the 2016 Notes may be adversely affected. If the 2016 Notes are traded after their initial issuance, they may trade at a discount to their initial offering price, depending upon prevailing interest rates, the market for similar securities, general economic conditions and the financial condition of the Republic. Although an application has been made to list and trade the 2016 Notes on the Regulated Market “Marché Officiel” of the Luxembourg Stock Exchange, there is no assurance that such application will be accepted or that an active trading market will develop.
The 2016 Notes may not be a suitable investment for all investors
     You must determine the suitability of investment in the 2016 Notes in the light of your own circumstances. In particular, you should:
(i)	have sufficient knowledge and experience to make a meaningful evaluation of the 2016 Notes and the merits and risks of investing in the 2016 Notes;

(ii)	have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in the 2016 Notes and the impact the 2016 Notes will have on your overall investment portfolio;

(iii)	have sufficient financial resources and liquidity to bear all of the risks of an investment in the 2016 Notes, including where the currency for principal or interest payments is different from your currency;

(iv)	understand thoroughly the terms of the 2016 Notes and be familiar with the behavior of any relevant indices and financial markets; and

(v)	be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect your investment and your ability to bear the applicable risks.
The 2016 Notes are unsecured
     The 2016 Notes constitute unsecured obligations of the Republic.
The 2016 Notes contain provisions that permit the Republic to amend the payment terms without the consent of all holders
     The 2016 Notes contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers, which are commonly referred to as “collective action clauses”. Under these provisions, certain key provisions of the 2016 Notes may be amended, including the maturity date, interest rate and other payment terms, with the consent of the holders of 75% of the aggregate principal amount of the outstanding 2016 Notes. See “Description of the 2016 Notes “— Default; Acceleration of Maturity” and “— Amendments and Waivers” in this prospectus supplement and “Collective Action Securities” in the accompanying prospectus.
Turkey is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it
     The Republic is a sovereign state. Consequently, your ability to sue the Republic may be limited. See “Debt Securities — Governing Law and Consent to Service” in the accompanying prospectus.
     The Republic has not consented to service or waived sovereign immunity with respect to actions brought against it under United States federal securities laws or any State securities laws. In the absence of a waiver of immunity by the Republic with respect to these actions, it would not be possible to obtain judgment in such an action brought against the Republic in a court in the United States unless the court were to determine that the Republic is not entitled under the Foreign Sovereign Immunities Act to sovereign immunity with respect to such action. Further, even if a United States judgment could be obtained in such an action, it may not be possible to enforce in the Republic a judgment based on such a United States judgment. Execution upon property of the Republic located in the United States to enforce a United States judgment may not be possible except under the limited circumstances specified in the Foreign Sovereign Immunities Act.
There can be no assurance that the laws of the State of New York in effect as at the date of this prospectus will not be modified
     The conditions of the 2016 Notes are based on the laws of the State of New York in effect as at the date of this prospectus supplement. No assurance can be given as to the impact of any possible judicial decision or change to New York law or administrative practice after the date of this prospectus supplement.
Legal investment considerations may restrict certain investments
     The investment activities of certain investors are subject to legal investment laws and regulations, or review or regulation by certain authorities. You should consult your legal advisers to determine whether and to what extent (1) the 2016 Notes are legal investments for you, (2) the 2016 Notes can be used as collateral for various types of borrowing and (3) other restrictions apply to your purchase or pledge of any 2016 Notes. Financial institutions should consult their legal advisors or the appropriate regulators to determine the appropriate treatment of 2016 Notes under any applicable risk-based capital or similar rules.

RISKS RELATING TO THE REPUBLIC
There can be no assurance that Turkey’s credit rating will not change
     Long-term debt of the Republic is currently rated BB– (Stable Outlook) by Standard and Poor’s and BB(-) (Positive Outlook) by Fitch and Ba3 (Stable Outlook) by Moody’s. A security rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agency. Any adverse change in an applicable credit rating could adversely affect the trading price for the 2016 Notes. The current ratings are sub-investment grade. They indicate that the 2016 Notes are regarded as having significant speculative characteristics, and that there are major ongoing uncertainties or exposure to financial or economic conditions which could compromise the Republic’s capacity to meet its financial commitment on the 2016 Notes.
Political and Economic Environment
     The Republic has from time to time experienced volatile political, economic and social conditions and two financial crises in 1994 and 2001. It is possible that these may recur and, if they were sufficiently severe, affect the Republic’s financial condition. Turkey has not defaulted on any principal or interest of any external debt represented by bonds issued in public international markets since it began issuing such bonds in 1988. In 1978, 1979 and 1980, Turkey rescheduled an aggregate amount of approximately $3.95 billion of its external debt consisting of commercial and government credits, which represented 20.6% of Turkey’s total outstanding external debt at that time. Turkey initiated the rescheduling to avoid a possible default under its external debt. Since that rescheduling, Turkey has always paid, when due, the full amount of principal and interest on its direct and indirect external debt. Turkey completed all payments under the rescheduling in July 1992.
     Turkey has been a parliamentary democracy since 1923. In the 83 years since its formation, Turkey has had 59 governments and political disagreements have frequently resulted in early elections. In Turkey’s most recent national elections, held in November 2002, the Justice and Development Party won a large majority in the Assembly. Recep Tayyip Erdogan has served as Prime Minister since March 2003.
     Any negative changes in political environment, may affect the stability of the Turkish economy. In addition, the failure of the Turkish Government to implement its proposed economic and financial policies, or the failure of the IMF to complete periodic reviews of the reform program supported by the new 2005-2008 stand-by arrangement with the IMF, may also adversely affect the Turkish economy.
     Under its constitution, Turkey’s next parliamentary elections must be held no later than November 2007. However, there is a possibility that the Turkish Government could call an early election. There can be no assurances exactly when such an election might be called, or as to results of such an election or their impact on Turkey’s political and economic environment.
International Considerations
     As a result of economic instability in many developed and emerging markets, the international financial markets have experienced a significant amount of volatility and many financial market indices have declined significantly. The potential impact of such volatility on the Turkish market and on Turkish securities is uncertain.
     The Republic is located in a region which has been subject to ongoing political and security concerns, especially in recent years. Political uncertainty within Turkey and in certain neighboring countries, such as Iran, Iraq, Georgia, Armenia and Syria, has historically been one of the potential risks associated with investment in Turkish securities. Political instability in the Middle East has increased since the terrorist attacks of September 11, 2001. The period since the commencement of military action of the United States and its allies in Iraq in March 2003 has been characterized by frequent guerrilla attacks in Iraq and increased risk of terrorist acts both against the United States and its allies. As an ally of the United States and a close neighbor of Iraq, Turkey has become a potential target for terrorist attacks.
     In recent years, Turkey has experienced a number of terrorist incidents, including four bombings in November 2003 and a bombing in March 2004 in Istanbul. In addition, during 2006 Turkey has experienced a series of bombings, including the August 2006 bombings in Istanbul, Antalya and Marmaris. If additional attacks occur in the future, Turkey’s capital markets, levels of tourism in Turkey and foreign investment in Turkey, among other things, may suffer.
      Furthermore, the recent military conflict between Israel and Hezbollah, an organization categorized by the United States government as a terrorist organization, in neighboring Lebanon has already destabilized the region and could worsen. The conflict is likely to have a negative impact on tourism in the region, including in the Republic.
Refinancing Risk
     The Republic has sizeable amounts of domestic and international debt. Public sector gross domestic debt stock was approximately YTL257.5 million and public sector gross external debt stock was approximately YTL90.8 million as of the end of 2005. Given the relatively short maturity structure of domestic borrowing, any deterioration in financing conditions as a result of market, economic and political factors, which may be outside the Republic’s control, may jeopardize the debt dynamics of the Republic.
Inflation Risk
     In the past, Turkey experienced substantial inflationary pressures and inflation was one of the most serious problems faced by the Turkish economy during the last decade. As a result of the financial crises in November 2000 and February 2001, at the end of 2001, the WPI increased to 88.6% from 32.7% at the end of 2000 and the CPI increased to 68.5% from 39.0% at the end of 2000. Since 2001, due to the Government policies intended to combat these high levels of inflation, which were supported by the 2002-2004 stand-by arrangement with the IMF, inflation in Turkey decreased substantially. WPI decreased to 13.8% at the end of 2004 and 2.7% at the end of 2005. CPI decreased to 9.3% at the end of 2004 and 7.7% at the end of 2005. In January 2005, the State Institute of Statistics introduced the Producer Price Index (“PPI”) to replace WPI. Turkey’s PPI and CPI for the December 2005 — July 2006 period was 12.64% and 5.76%, respectively. Although the rate of inflation has decreased substantially in recent years, there can be no assurance that inflation will not increase in the near future. In particular, recent increases in energy costs could slow the decrease in inflation or cause an increase in inflation.
Exchange Rate Risk and Exchange Rate
     The depreciation of the New Turkish Lira against the U.S. dollar or other major currencies might adversely affect the financial condition of the Republic. Any significant depreciation of the New Turkish Lira against the U.S. dollar or other major currencies might also have a negative effect on the Republic’s ability to repay its debt denominated in currencies other than the New Turkish Lira, including the amounts due under the 2016 Notes. As a result of the financial crises in November 2000 and February 2001, the Turkish Lira depreciated from TL675,004 per U.S. dollar at December 31, 2000 to TL1,446,510 per U.S. dollar at December 31, 2001 and then further depreciated to TL1,642,384 per U.S. dollar at December 31, 2002. As the Turkish Government began implementing economic and financial reforms supported by the stand-by arrangement with the IMF, the value of the Turkish Lira increased to TL1,393,278 per U.S. dollar at December 31, 2003. The Turkish Lira further appreciated to TL1,348,600 per U.S. dollar at December 31, 2004 and was YTL1.3478 per U.S. dollar at December 30, 2005 and YTL 1,4483 per U.S. dollar at August 21, 2006. Although the value of the Turkish Lira against the U.S. dollar has increased significantly since the end of 2002, there can be no assurance that this trend will not reverse.
Accession to the European Union
     The Republic commenced negotiations on its accession to the European Union (the “EU”) on October 3, 2005 and expects to join the EU at some point in the future. However, the Republic’s accession depends on a number of economic and political factors relating to both Turkey and the EU. Although the shared objective of the negotiations is accession, these negotiations are an open-ended process, the outcome and timing of which cannot be guaranteed. Potential delays in Turkey’s accession to the EU may have a negative effect on Turkey’s economic performance and credit ratings. More information is provided in the section entitled “Recent Developments.” under the heading “International Relations.”
Statistics
     A range of ministries, along with the State Planning Organization, the Central Bank of Turkey and the State Institute of Statistics, produce statistics on Turkey and its economy. Turkey subscribes to the IMF’s Special Data Dissemination Standards. Statistical data appearing in this prospectus supplement has, unless otherwise stated, been obtained from public sources and documents. Similar statistics may be obtainable from other sources, but the underlying assumptions, methodology and consequently the resulting data may vary from source to source. Unless indicated, the information and figures presented in this prospectus supplement have not been restated to reflect the effects of inflation. You should be aware that distortions caused by inflation may be present in such figures and information. As a result period-to-period comparisons may not be meaningful.

FORWARD-LOOKING STATEMENTS
     The Republic has made forward-looking statements in this prospectus supplement and the accompanying prospectus, and the documents incorporated by reference. Statements that are not historical facts are forward-looking statements. These statements are based on Turkey’s current plans, estimates, assumptions and projections. Therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and the Republic undertakes no obligation to update any of them in light of new information or future events.
     Forward-looking statements involve inherent risks. The Republic cautions you that many factors could affect the future performance of the Turkish economy. These factors include, but are not limited to:
•	External factors, such as:
•	interest rates in financial markets outside Turkey;

•	the impact of changes in the credit rating of Turkey;

•	the impact of changes in the international prices of commodities;

•	political instability in the Middle East;

•	delays or failure in Turkey’s accession to the European Union;

•	economic conditions in Turkey’s major export markets; and

•	the decisions of international financial institutions regarding the terms of their financial assistance to Turkey.
•	Internal factors, such as:
•	general economic and business conditions in Turkey;

•	present and future exchange rates of the Turkish currency;

•	foreign currency reserves;

•	the level of domestic and external debt;

•	domestic inflation;

•	the ability of Turkey to effect key economic reforms;

•	the level of foreign direct and portfolio investment; and

•	the level of Turkish domestic interest rates.

RECENT DEVELOPMENTS
GENERAL
     In 2002, the International Monetary Fund (the “IMF”) Executive Board and the Republic agreed on a stand-by arrangement for 2002-2004 (the “2002-2004 Stand-By Arrangement”), which provided for international lending of up to SDR1 12.8 billion. During 2002, 2003 and 2004 Turkey drew SDR 11.9 billion (at the time of the release of the eighth tranche under the 2002-2004 Stand-By Arrangement on July 30, 2004, approximately $17 billion) under the 2002-2004 Stand-By Arrangement. At the time of the release of the fifth tranche on August 1, 2003, the IMF also amended Turkey’s principal repayment schedule and, as a result, a total of $4.4 billion of scheduled repayments due in 2004 was deferred to 2005 and a total of $7 billion due in 2005 was deferred to 2006. On September 20, 2004, Turkey and an IMF team began program discussions for a new stand-by arrangement. On December 14, 2004, an agreement on the draft letter of intent was reached. On April 26, 2005, Turkey submitted a new Letter of Intent and Memorandum of Economic and Financial Policies to the IMF. On May 11, 2005, the IMF Executive Board approved a new three year, SDR 6.66 billion (approximately $10 billion at the time) stand-by arrangement (the “2005-2008 Stand-By Arrangement”) to support Turkey’s economic and financial program through May 2008. An amount equivalent to SDR 555.17 million (approximately $837.5 million at the time of the release) was made available immediately. The remaining balance is expected to be distributed in eleven equal tranches over the course of the 2005-2008 Stand-By Arrangement. In connection with the 2005-2008 Stand-By Arrangement, the IMF Executive Board also approved a one-year extension of Turkey’s obligation to repay to the IMF SDR 2.52 billion (approximately $3.8 billion as of May 11, 2005), which amount was to be payable by Turkey in 2006. On June 15, 2005, the head of the IMF mission visiting Turkey announced that an agreement had been reached in principle on a draft letter of intent and the policy actions needed to complete the first program review. Another IMF mission, which visited Turkey between September 8 and September 21, 2005, made progress on a range of key policy issues, including the macroeconomic framework for 2006; plans for implementation of the pending pension reform; measures to strengthen collection of social security contributions; steps to improve tax administration; options for reform of the tax regime; the preparations for launching formal inflation targeting in January 2006; and plans for strengthening the institutional framework for bank supervision. Another IMF mission visited Turkey between October 12, 2005 and October 25, 2005 to continue discussions with the Turkish authorities on progress in the implementation of the 2005-2008 Stand-By Arrangement. On October 25, 2005, it was announced that the IMF mission concluded discussions under the first two reviews of the 2005-2008 Stand-By Arrangement and that an agreement had been reached in principle on a draft letter of intent and on the actions needed to facilitate the IMF Executive Board consideration of the reviews. The first and second reviews were finalized by the IMF Executive Board on December 9, 2005 and thereafter an amount equivalent to SDR 1,110.34 million (approximately $1.58 billion as of December 9, 2005) was made available for release to the Republic. On May 8, 2006, an IMF mission started program review discussions under the 2005-2008 Stand-By Arrangement. On May 22, 2006, it was announced that the discussions under the third and fourth reviews of the 2005-2008 Stand-By Arrangement were completed and that an agreement had been reached on the draft letter of intent. The new Letter of Intent was signed and submitted to the IMF on July 7, 2006. On July 28, 2006, it was announced that the third and fourth reviews of the 2005-2008 Stand-By Arrangement were approved by the IMF Executive Board and an amount equivalent to SDR 1,249.2 million (approximately $1,846.7 million as of July 28, 2006) was made available for release to the Republic.
     In October 2003, the Government and the World Bank agreed on a new Country Assistance Strategy to define a strategic framework for the World Bank’s support to Turkey. The Board of Directors of the World Bank approved the new Country Assistance Strategy for the 2003-2006 period on November 6,

[1]	The Special Drawing Right, or SDR, serves as the unit of account of the IMF. The value of the SDR in terms of U.S. dollars was SDR 1 = $1.49077 on August 21, 2006.

2003. The Country Assistance Strategy initially envisaged a World Bank lending program in an amount up to $4.5 billion. In 2004, the World Bank committed $1.75 billion, which amount included, among others, the Third Programmatic Financial and Public Sector Adjustment Loan (“PFPSAL-III”) in the amount of $1 billion, and a $202.0 million Renewable Energy Loan. PFPSAL-III aims to provide support to the Government’s financial and public sector reform program while ensuring that social programs are adequately funded. The Board of Directors of the World Bank approved PFPSAL-III on June 17, 2004 and the first $500 million tranche of the loan was disbursed on July 5, 2004. The second tranche of the PFPSAL-III loan was released on June 22, 2006, after the preconditions for its release were satisfied. The preconditions included: enactment of the Agriculture Law; preparation of the strategic plan of BRSA and the institutional development plan of SDIF; selection of the financial advisor for the privatization of Halkbank; preparation of the plan of Halkbank privatization; and finalization of the Vakifbank privatization.
     The World Bank has approved thirteen new Turkish projects with a total funding of approximately $3.3 billion since the beginning of 2005. Furthermore, negotiations on one other project with total funding of approximately $0.4 billion are expected to be completed by the end of 2006. On December 2, 2005, it was announced that the Government and the World Bank agreed to a one-year extension of the Country Assistance Strategy program, which increased the total size of World Bank lending to $6.6 billion for the 2003-2007 period.
     Standard & Poor’s raised Turkey’s rating from B (stable outlook) to B+ (stable outlook) on October 16, 2003. On March 8, 2004, Standard & Poor’s outlook for its B+ rating for Turkey was revised from stable to positive. On August 17, 2004, Standard and Poor’s again revised Turkey’s rating from B+ (positive outlook) to BB– (stable outlook). On January 23, 2006 Standard & Poor’s outlook for its BB- rating for Turkey was revised from stable to positive. On June 27, 2006, Standard and Poor’s revised Turkey’s outlook for its BB- rating from positive to stable. Moody’s outlook for its B1 rating for Turkey was upgraded from negative to stable on October 21, 2003 and from stable to positive on February 11, 2005. On December 14, 2005, Moody’s again upgraded Turkey’s rating from B1 (positive outlook) to Ba3 (stable outlook).
     On January 31, 2004, the Law on the Currency Unit of The Republic (Law No. 5083) was published in the Official Gazette. In accordance with Law No. 5083 (No. 25363), a new currency, known as New Turkish Lira or YTL, was introduced on January 1, 2005. The conversion rate of the Turkish Lira to the New Turkish Lira is: TL1,000,000 = YTL1. The subunit of the New Turkish Lira is Yeni Kurus or Ykr; 1 New Turkish Lira is equal to 100 Kurus. Turkish Lira and New Turkish Lira banknotes and coins have been in physical circulation since January 2005. However, on January 1, 2006, the old Turkish Lira banknotes were withdrawn from circulation. The Central Bank will convert old Turkish Lira to New Turkish Lira for a period of ten years. The Council of Ministers will determine a future date when the word “new” will be eliminated from the name “New Turkish Lira” and the currency of Turkey will again be called Turkish Lira. The Central Bank has been implementing a floating exchange rate regime since February 2001. Please see “Key Economic Indicators,” below, for recent exchange rates.
     A new Municipalities Law (Law No. 5393) was approved by the Assembly on July 3, 2005, and the law was published in the Official Gazette on July 13, 2005 (No. 25874). The Municipalities Law is intended to reorganize the structure, duties and responsibilities of municipalities.
     On September 26, 2004, the Assembly passed the new Turkish Penal Code which is intended to bring the Turkish penal code in line with EU standards. On October 12, 2004, the new Penal Code (Law No. 5237) was published in the Official Gazette, and, on December 17, 2004, the new Code of Penal Procedure (Law No. 5271) was published in the Official Gazette. The new Penal Code has been in effect since June 1, 2005. On June 29, 2005, the Turkish Penal Code was amended by the Assembly with the Law No. 5377. Such amendment has been published in the Official Gazette dated July 8, 2005 (No. 25869).
     On December 1, 2004, Turkey announced its Pre-Accession Economic Program for the 2005- 2007 period. The goals of the program are, among other things, to sustain Turkey’s current growth performance, maintain Turkey’s single digit inflation and further reduce interest rates, further decrease the ratio of net public debt to GNP and bring the budget into balance by the end of the program.
     On December 29, 2004, a Government decree regarding the reduction of value added taxes (“VAT”) was published in the Official Gazette (No. 25685). In accordance with the decree, the VAT collected from food, education and health products was reduced to 8% from 18% beginning on January 1, 2005. Furthermore, on March 8, 2006, another Government decree regarding the reduction of the VAT collected from textile products to 8% from 18% was published in the Official Gazette (No. 26102), which became effective on March 9, 2006.
     On December 30, 2004, the Assembly passed a new law (Law No. 5281) regarding the reduction of income taxes and the simplification of taxation practices on financial instruments. In accordance with Law No. 5281, the upper limit of income taxes was reduced by 5% to 40% beginning in 2005, the tax exemption on financial instruments was eliminated and a new tax on financial market instruments was introduced. On December 31, 2004, Law No. 5281 was published in the Official Gazette. However, on June 22, 2006, the Government announced its intention to introduce a new tax exemption on financial instruments for non-resident investors. The new law (Law No. 5527) was approved by the Assembly on June 27, 2006 and published in the Official Gazette on July 7, 2006 (No. 26221). With the Law No. 5527, the withholding tax on earnings derived from financial instruments by non-residents will be reduced to zero and non-residents will not be responsible for any declaration. The withholding tax for domestic investors will be reduced to 10% from 15% for earnings derived from domestic government debt securities, and private sector debt securities and for capital gains derived from the purchase and sale of equities. There is no change on the 15% withholding tax implementation on deposits and repurchase transactions. However, on August 2, 2006, it was announced that Republican People’s Party (‘CHP’) applied to the Constitutional Court for the cancellation of Law No. 5527. On March 30, 2006, the Assembly passed another law (Law No. 5479) regarding the reduction of income taxes and the simplification of income taxation practices. With Law No. 5479, the upper limit of income taxes was reduced by 5% to 35%, the number of income tax brackets were reduced to 4 from 5 and the tax exemptions of various investments were eliminated. Law No. 5479 was published in the Official Gazette on April 8, 2006 (No. 26133), and the income tax reductions and the elimination of the tax exemptions were effective as of January 1, 2006. On June 13, 2006, the Assembly approved the new Corporate Tax Law (Law No. 5520). In accordance with the Law No. 5520, the corporate income tax rate was reduced to 20% from 30% effective from January 1, 2006. Law No. 5520 was published in the Official Gazette on June 21, 2006 (No. 26205).
     Until 2005, the Consumer Price Index (“CPI”) and Wholesale Price Index (“WPI”) had been calculated based on the relative increase or decrease in prices since 1997. In January 2005, the State Institute of Statistics introduced the Producer Price Index (“PPI”) to replace WPI, revised the components of CPI and changed the base year to 2003. While WPI had provided a public/private sector breakdown, PPI is to be calculated for overall sectors, without a breakdown for public/private sector. In addition, new indicators for core inflation, which was previously defined as inflation in the private manufacturing industry, were introduced by the State Institute of Statistics. The new indicators are variations of CPI that exclude certain components (such as CPI excluding seasonal products, CPI excluding raw food products and CPI excluding energy).
     On April 18, 2006, Durmus Yilmaz became the new governor of Turkey’s Central Bank. Mr. Yilmaz was educated at the City University of London and has been with the Central Bank since 1980. He was appointed after the President of Turkey vetoed the Turkish Government’s first choice, Adnan Buyukdeniz, the chief executive of AlBaraka Turk, an interest-free financial institution.
     On May 5, 2005 the Assembly adopted Law No. 5345 establishing the Revenue Administration under the Ministry of Finance as a semi-autonomous entity, structured along functional lines and with the local tax offices directly under its control. Responsibility for tax policy is retained by the Ministry of Finance, allowing the Revenue Administration to focus on tax administration. On May 16, 2005, Law No. 5345 was published in the Official Gazette (No. 25817).

     On June 1, 2005, the Law Regarding Amendments to the Execution and Bankruptcy Act (Law No. 5358) was published in the Official Gazette (No. 25832).
     On July 2, 2005, the Law regarding the Protection of Competition Law (Law No. 4054) was amended by the Assembly with the Law No. 5388. Such amendment was published in the Official Gazette dated July 13, 2005 (No. 25874).
     A new Banking Law (Law No. 5411), which is intended to bring the legal framework of banking supervision and regulation in Turkey in line with EU standards, was adopted by the Assembly on October 19, 2005 and published in the Official Gazette on November 1, 2005 (No. 25983re.). The new Banking Law, among other things, establishes stricter criteria for bank ownership, strengthens limitations on lending to related parties, clarifies the scope of permissible bank activities, strengthens the inspection system and places leasing companies, financing companies and consumer finance companies under the supervision of the Banking Regulation and Supervision Agency (the “BRSA”).
     The Assembly approved the Social Security Institutions Law (Law No. 5487) on April 13, 2006. The Social Security Institutions Law establishes, organizes and defines the duties of a new Social Security Institution that replaces the former system that split duties among three separate institutions. President Sezer partially vetoed Law No. 5487 and it was sent back to the Assembly for revision. On May 4, 2006, the Social Security Institutions Law was revised and approved by a parliamentary commission and sent to the Assembly for discussion. On May 16, 2006, the Assembly approved the revised Social Security Law (Law No. 5502) and sent it back to President Sezer for approval. On May 20, 2006, Law No. 5502 was published in the Official Gazette (No. 26173).
     The Assembly approved The Social Insurance and General Health Insurance Law (Law No. 5489) on April 19, 2006. The Social Insurance and General Health Insurance Law is a pension reform law that brings gradual parametric changes to the pension system and also introduces universal health insurance. On May 10, 2006, President Sezer vetoed Law No. 5489. The Assembly approved the new Social Insurance and General Health Insurance Law (Law No. 5510) on May 31, 2006. Law No. 5510 was approved by President Sezer and the law was published in the Official Gazette on June 16, 2006 (No. 26200). However, President Sezer announced that he will apply to the Constitutional Court for the cancellation of some of the articles of Law No. 5510.
     Since the European Council meeting of December 2004 and the start of the accession negotiations in October 2005, Turkey has realized further reforms and continued harmonization efforts in the fields of gender equality, public administration and the enforcement of human rights. To this end, the 9th reform package was introduced on April 12, 2006. The Government expects that, the draft legislation and international conventions included in the package would, if adopted, result in progress in the fields of transparency, ethics and civil-military relations. Within this framework, (i) the UN Convention on the Fight Against Corruption, (ii) Protocol No. 14 to the Convention for the Protection of Human Rights and Fundamental Freedoms, and (iii) the Law Amending the Law on the Establishment and Legal Procedures of Military Courts have already been adopted. The 9th reform package also contains some new administrative measures in an effort to further advance the reform process.
     The Law on Establishment of Investment Support and Promotion Agency of Turkey (Law No. 5523) was published in the Official Gazette on July 4, 2006. Under the office of the Prime Minister, the Agency will have administrative and financial autonomy to sustain operational flexibility and provide information and guidance for investors throughout every step of the investment process. The law on establishment of development agencies regulating the formation of the Investment Support Offices which will assist investors in obtaining necessary permissions and provide coordination in legal procedures was implemented in February 2006.
     The Draft Law regarding the Housing Finance System (the “Draft Housing Finance Law”) prepared by the Capital Markets Board of Turkey is under consideration. The Draft Housing Finance Law aims to improve infrastructure in order to promote primary mortgage and housing finance market and establish a secondary mortgage market to provide alternative funding mechanisms to the primary lenders.

By the Draft Housing Finance Law, Execution and Bankruptcy Act (Law No. 2004), Capital Markets Law (Law No. 2499), Consumer Protection Law (Law No. 4077), Law on Public Finance and Debt Management (Law No. 4749) and various tax laws are expected to be amended.
     At the end of December 2005, a bird flu outbreak began in eastern Turkey and rapidly spread westward, affecting more than one-third of Turkey’s 81 provinces. As of August 21, 2006, at least 21 people have tested positive for the deadly H5N1 strain of the bird flu virus (12 of which have been confirmed by the World Health Organization), including 4 children who have died from the disease.
     The Government has taken necessary actions, including the culling of poultry kept at small farms and by villagers, in an attempt to contain the outbreak and prevent the spread of the bird flu virus from suspected areas. The culling has not been extended to commercial poultry farms since there have been no cases of bird flu among poultry at such farms. The Government has launched an educational campaign urging people to avoid contact with domestic or wild birds and established a Bird Flu Coordination Centre, co-headed by the undersecretaries of the health and agriculture ministries, as part of Turkey’s efforts to deal with the outbreak. The Republic expects that these efforts will help reduce the number of new human cases of bird flu.
     While Turkey’s agriculture and tourism industries are likely to be negatively affected by the bird flu outbreak, the magnitude of this impact on these industries or on the Turkish economy in general is difficult to determine at this stage.
     So far as the Republic is aware, the bird flu virus in Turkey has to date been transmitted only from affected birds to humans and there have been no cases of human-to-human transmission of the disease. If the H5N1 strain of the bird flu virus subsequently develops the ability to be transmitted from human to human, the negative impact of any outbreak of such type of bird flu in Turkey on its economy and population could well be much more severe.
     On January 20, 2006, the Government unveiled a financial aid package for the companies operating in the poultry sector which includes compensation for the culled poultry, postponement of tax and social security payments for a six-month period without interest charges and postponement of debt payments by the companies to Ziraat Bankasi and to agricultural cooperatives for one year. The total cost of this financial aid package is estimated to be approximately YTL53.2 million.
POLITICAL CONDITIONS
     The following table sets forth the composition of the Assembly by total number of seats as of August 21, 2006:

Political Party	Number of Seats
Justice and Development Party (AKP)	357
Republican People’s Party (CHP)	154
Motherland Party (ANAP)	21
Social Democrat People’s Party (SHP)	2
True Path Party (DYP)	4
People’s Ascent Party (HYP)	1
Independents (no party affiliation)	7
     The most recent local elections for municipalities were held on March 28, 2004 and the next local elections for municipalities are expected to be held in 2009. The Justice and Development Party (AKP) received 41.7% of the votes cast for the seats in city councils of the municipalities and was able to secure the mayoral position in 57 out of 81 cities. The Republican People’s Party (CHP) received 18.2% of the votes cast for the seats in city councils and won mayoral positions in 9 cities. The Nationalist Action Party (MHP) and the True Path Party (DYP) received 10.5% and 10.0% of the votes, respectively.

     On February 15, 2005, the Minister of Culture and Tourism, Mr. Erkan Mumcu resigned from both the Cabinet and the ruling AKP. On April 2, 2005, Mr. Mumcu was elected as the leader of the ANAP. On June 2, 2005, three ministers of the Cabinet (the Minister of Agriculture, the Minister of Public Works and the Minister Responsible for the Status of Women) resigned from the Cabinet. Their respective replacements were appointed on the same day.
KEY ECONOMIC INDICATORS
•	In the first quarter of 2004, gross national product (“GNP”) grew by an estimated 13.9%, compared to the same period in 2003. In the second quarter of 2004, GNP grew by an estimated 15.7%, compared to the same period in 2003. In the third quarter of 2004, GNP grew by an estimated 5.7%, compared to the same period in 2003. In the fourth quarter of 2004, GNP grew by an estimated 6.6%, compared to the same period in 2003. In 2004, GNP totaled TL428.9 quadrillion, which represents a real increase of 9.9% as compared to 2003. GNP grew by an estimated 7.5%, 4.7%, 8.0% and 10.2% in the first, second, third and fourth quarters of 2005, respectively, compared to the corresponding periods in 2004. In 2005, GNP totaled YTL486,4 billion, which represents a real increase of 7.6% as compared to 2004. In the first quarter of 2006, GNP grew by an estimated 6.3%, compared to the same period of 2005.

•	For the month of August 2006, CPI decreased by 0.44% and PPI decreased by 0.75%.

•	Turkey’s PPI and CPI for the December 2005 — August 2006 period was 11.80% and 5.30%, respectively. Year-end CPI for 2004, which was 9.3%, was less than the revised official target of 10% for the year 2004. Year-end CPI for 2005, which was 7.72%, was less than the official CPI year-end target of 8% for 2005. The official CPI year-end target for 2006 is 5%. Uncertainty about oil prices is one of the leading risks to attainability of the inflation target in 2006. In the first six months of the year, oil prices continued to rise and have reached quite high levels. The negative impact of oil prices on annual inflation became one of the factors that caused inflation to increase in the first quarter of 2006. The unfavorable impact of the rise in oil prices has been a relative price change and has thus far not led to a change in price setting behavior in sectors that do not use petroleum products as a direct input. In other words, the secondary effects have thus far remained limited. The Central Bank would expect to respond with adjustments in monetary policy if the secondary effects become more evident.

•	On August 21, 2006, the Central Bank foreign exchange buying rate for U.S. dollars was YTL1.4483 per U.S. dollar, compared to an exchange buying rate of YTL1.3676 per U.S. dollar on August 19, 2005.

•	On August 8, 2006, the Government offered an interest rate of 19.89% for 707-day government bonds, compared to an interest rate of 16.10% for 574-day government bonds on August 9, 2005.

•	The industrial production index rose by 11.4% in June 2006, compared to an increase of 1.8% in June 2005. The industrial production index rose by 10.6% in the first quarter of 2004, by 16.2% in the second quarter of 2004, by 8.5% in the third quarter of 2004 and by 4.7% in the fourth quarter of 2004. The industrial production index rose by 6.1% in the first quarter of 2005, by 3.1% in the second quarter of 2005, by 4.5% in the third quarter of 2005 and by 7.8% in the fourth quarter of 2005. The industrial production index rose by approximately 5.3% on average for the year 2005 and rose by approximately 9.9% on average for the year 2004. The industrial production index rose by approximately 3.5% in the first quarter of 2006.

•	Beginning in January 2005, the State Institute of Statistics has published a household labor force figure each month based on the average of three months (i.e., the January 2005 figure covers the December 2004 – February 2005 period). The unemployment rate was 11.5% for January 2005, 11.7% for February 2005, 10.9% for March 2005, 10.0% for April 2005, 9.2% for May 2005, 9.1% for June 2005, 9.1% for July 2005, 9.4% for August 2005, 9.7% for September 2005, 10.1% for October 2005, 10.6% for November 2005 and 11.2% for December 2005. The annual unemployment rate was 10.3% for year 2005. The unemployment rate was 11.8% for January 2006, 11.9% for February 2006, 10.9% for March 2006, 9.9% for April 2006 and 8.8% for May 2006. The total unemployment was estimated to be 2,697,000 in January 2005, 2,750,000 in February 2005, 2,594,000 in March 2005, 2,493,000 in April 2005, 2,294,000 in May 2005, 2,305,000 in June 2005, 2,317,000 in July 2005, 2,381,000 in August 2005, 2,423,000 in September 2005, 2,487,000 in October 2005, 2,611,000 in November 2005 and 2,702,000 in December 2005. The annual unemployment was estimated to be 2,520,000 for year 2005. The total unemployment was estimated to be 2,799,000 in January 2006, 2,796,000 in February 2006, 2,611,000 in March 2006, 2,436,000 in April 2006 and 2,215,000 in May 2006.

•	Negotiations between the Government and the public sector workers’ union regarding wage increases for public sector workers were completed on July 5, 2005. It was announced that the wages of public sector workers would be increased by 10% for the year 2006 and by 3% for each six-month period in 2007. On August 30, 2005, it was announced that the salaries of civil servants would be increased by 2.5% for each six-month period in 2006. On December 21, 2005, it was announced that the minimum wage would be increased by 8.65% in 2006.

•	On December 5, 2005, the Central Bank announced its framework for inflation targeting and the monetary policy details for the year 2006. It announced that the inflation target would be a ‘point target’ based on CPI with a band of 2% in either direction. The point target rates are 5% for the year 2006 and 4% for the years 2007 and 2008, respectively. The Monetary Policy Committee (“MPC”) will meet during the third or fourth week of each month and the interest rate decision will be made publicly available the same day as the MPC meeting. The Central Bank also began publishing a quarterly inflation report in the last week of January 2006.

•	In its regular meeting, held on July 20, 2006, the MPC decided to increase short-term interest rates (policy rates) by 25 basis points (0.25%) at the CBRT Interbank Money Market and the Istanbul Stock Exchange Repo-Reverse Repo Market effective from July 21, 2006. As of July 21, 2006, CBRT overnight borrowing interest rate was 17.50%, and the CBRT overnight lending interest rate was 22.50%. In its previous meeting, held on June 25, 2006, MPC decided to increase policy interest rates by 225 basis points (2.25%) to 17.25% from 15.00% (and on June 28, 2006, Central Bank increased the overnight lending rate to 22.25% from 20.25%).
TOURISM
•	From January to June 2006, net tourism revenues decreased by approximately 0.4% to approximately $4,380 million from approximately $4,398 million during the same period in 2005.

•	From January to June 2006, the number of foreign visitors visiting Turkey decreased by approximately 8.0% to approximately 7,876,153 foreign visitors from approximately 8,558,025 foreign visitors during the same period in 2005. While the specific causes of the reduction in number of foreign visitors are not known, Turkey’s tourism sector may have been negatively affected by the bird flu outbreak, as well as conflicts in neighboring countries. However, the magnitude of these effects, if any, is difficult to determine and is expected to be transitory.
FOREIGN TRADE AND BALANCE OF PAYMENTS
     The total trade deficit was approximately $23.9 billion in 2004 and approximately $32.9 billon in 2005. Between January and June 2006, the trade deficit increased by approximately 35.0% to approximately $19.9 billion, as compared to approximately $14.8 billion in the same period of 2005. The reason behind the increase in the trade deficit between January and June 2006 was the 19.2% increase in total goods imported (to approximately $61.8 billion), as compared with approximately $51.8 billion during the same period of 2005. The increase in imports was primarily driven by the demand for capital goods (increased by approximately 13.0% over the same period of 2005), intermediate goods (increased by approximately 17.9% over 2005) and consumption goods (increased by approximately 31.1% over 2005). The current account deficit was approximately $15.6 billion, or approximately 5.1% of GNP in 2004 and approximately $23.2 billion, or approximately 6.4% of GNP in 2005. During the period of January-June 2006, the current account deficit increased by approximately 41.4% over the same period in 2005, from approximately $13.2 billion to approximately $18.7 billion.
     As of July 28, 2006, total gross international reserves were approximately $84.6 billion (compared to $75.1 billion as of December 30, 2005), commercial bank and participation bank reserves were approximately $25.2 billion (compared to $22.6 billion as of December 30, 2005) and gold reserves were approximately $2.3 billion (compared to $1.9 billion as of December 30, 2005). As of August 11, 2006, Central Bank reserves were approximately $57.6 billion, compared to approximately $50.5 billion as of December 30, 2005.
     As of August 18, 2006, the Central Bank held approximately YTL2,045 million in public sector deposits.
PUBLIC FINANCE AND BUDGET

•	The total consolidated budget expenses were TL141,020,860 billion and total revenues were TL110,720,859 billion for the year ended December 31, 2004. The total consolidated budget expenses were YTL144,562 million and total revenues were YTL134,819 million for the year ended December 31, 2005.

•	From January to July 2006, central government budget expenditures were approximately YTL98,495 million and central government budget revenues were approximately YTL98,950 million, compared to a consolidated budget expenditure of approximately YTL78,868 million and a consolidated budget revenue of YTL71,917 million during the same period in 2005.

•	From January to July 2006, the central government budget surplus was approximately YTL455 million, compared to a consolidated budget deficit of YTL6,951 million during the same period in 2005.

•	From January to July 2006, the central government budget primary surplus reached approximately YTL29,092 million, compared to a consolidated budget primary surplus of YTL20,322 million during the same period in 2005.

•	The primary surplus for consolidated budget amounted to TL26,188 trillion, or approximately 6.1% of GNP for the year ended December 31, 2004 and amounted to YTL35,936 million, or approximately 7.4% of GNP for the year ended December 31, 2005.

•	On October 17, 2005, the Council of Ministers submitted the draft of the first multi-annual budget for the 2006-2008 period to the Assembly. The draft budget includes 5% targets for the CPI and PPI rates and a 6.5% target for the primary surplus/GNP ratio for the public sector at the end of 2006. The Assembly passed the 2006 budget on December 27, 2005, and the Budget Law (Law No. 5437) was published in the Official Gazette on December 31, 2005.

•	On January 6, 2006, Turkey announced its 2006 financing program. According to the 2006 financing program, Turkey expects to repay a total of approximately YTL168,400 million of debt in 2006, of which approximately YTL144,500 million constitutes domestic debt and approximately YTL23,800 million constitutes external debt service. The total borrowing target for Turkey in 2006 is approximately YTL128,100 million, of which approximately YTL111,400 million would consist of domestic borrowing and approximately YTL16,700 million would consist of external borrowing. Of the YTL16,700 million of external borrowing expected in 2006, YTL7,500 million is expected to be raised through bond issuances, YTL6,800 million from international financial institutions and YTL2,500 million through project financing. Other sources of funds in 2006 are expected to consist of primary surplus (which is targeted to yield YTL30,200 million on cash basis), privatization revenues (which is targeted to yield YTL7,000 million) and collections from guaranteed receivables (which is targeted to yield YTL3,100 million).
PRIVATIZATION
     The Government’s plans for privatization include, among others, Turk Telekom, Petkim (a petrochemicals company), Tupras (a petroleum refining company), Turkish Airlines, Tekel (tobacco unit), certain sugar factories, the Istanbul Stock Exchange, the Istanbul Gold Exchange and the National Lottery Organization, as well as the transfer of operational rights on certain highways, ports and Bosphorus bridges and the privatization of Halk Bank and Ziraat Bank and certain hotels and energy generation and distribution companies. Although the Government’s target for privatization revenues in 2003 was $4 billion, revenues from privatizations for the year 2003 were approximately $171.6 million. Cash transfers to the Treasury from the Privatization Administration (including transfers from privatized companies) were approximately YTL3,551 million in 2005 and approximately YTL8,490.1 million as of the end of July 2006.
     The advisor for the privatization of Turk Telecom was selected in August 2002. Two separate decrees for the privatization of Turk Telecom were approved by the Council of Ministers on May 9, 2003 and were submitted to President Sezer for his review. On November 13, 2003, the Council of Ministers passed a decree relating to the sale of Turk Telecom, which stated that a minimum of 51% of the shares of Turk Telecom will be offered as a block sale of shares, while the remaining shares could be privatized through various other privatization methods including a public offering. On June 16, 2004, the Assembly enacted a law permitting the sale of a majority of the shares of Turk Telecom to be sold to foreign investors. The formal tender process for the block sale of 55% of Turk Telecom commenced with the tender announcement on November 25, 2004. On July 1, 2005, Oger Telecoms Joint Venture Group submitted the highest bid for 55% of the shares of Turk Telecom in the amount of $6.55 billion. The results of the tender were approved by the Council of Ministers and were published in the Official Gazette on August 2, 2005 (No. 25804). The Turk Telecom privatization was completed when the share transfer agreement was signed on November 14, 2005.
     On April 15, 2005, 34.5% of the shares of Petkim were sold in a secondary public offering for $273.7 million.
     An announcement for the block sale of 65.76% of the public shares of Tupras was made on June 7, 2003. Final negotiations were held in January 2004. The tender was won by Efremov Kautschuk GmbH, which submitted the highest bid, for approximately $1.3 billion. On June 3, 2004, the Ankara Administrative Court cancelled the decision of the tender commission to privatize 65.76% of public shares in Tupras and, on November 26, 2004, the Council of State approved the Ankara Administrative Court ruling. On March 4, 2005, the Privatization Administration completed the block sale of 14.76% of the shares of Tupras to foreign investors. However, on May 23, 2006, an Administrative Court suspended the block sale of 14.76% shares of Tupras on the Istanbul Stock Exchange. On April 29, 2005, the Privatization Administration announced a tender for the block sale of an additional 51% of Tupras shares. On September 12, 2005, it was announced that a consortium led by Turkish conglomerate Koç Holding made the highest bid, which totaled $4.14 billion. The Koç Holding bid was approved by the Privatization High Council on November 7, 2005 and the share transfer agreement was signed on January 26, 2006. However, on February 2, 2006, the Council of State suspended the sale of Tupras to Koç Holding, and on May 8, 2006, it was announced that the Council of State rejected the demand to cancel the sale of Tupras.
     The Privatization Administration announced the tender for the privatization of the tobacco unit of Tekel on December 13, 2004. The original bidding deadline for the tender was postponed from February 18, 2005 to March 4, 2005 and, subsequently, to April 8, 2005. On April 8, 2005, the privatization of the tobacco unit of Tekel was cancelled because no offer was received.
     On May 18, 2005, the Privatization Administration made a tender offer announcement for the sale of two of Tekel’s buildings (twin towers) in Ankara. The Union of Chambers and Commodity Exchanges in Turkey (TOBB) won the tender in July 2005 by submitting the highest bid in the amount of $100 million. The sale of Tekel’s twin towers was completed on January 31, 2006.
     The Privatization Administration announced a tender for the privatization of motor vehicles inspection stations on September 23, 2004. The highest bid in the amount of $613.5 million was submitted by AKFEN-Dogus-Tuvsud OGG. The bid was approved by the Privatization High Council, but the Council of State halted implementation of the Competition Board’s verdict on November 9, 2005.
     On May 24, 2005, the Privatization Administration announced the tender for the block sale of 46.12% of the shares of ERDEMIR (Eregli Demir ve Celik Fabrikalari A.S), Turkey’s biggest steel company. On October 4, 2005, it was announced that the tender was won by OYAK, a pension fund for the Turkish military, which submitted the highest bid in the amount of $2.77 billion. On November 24, 2005, the Competition Board approved the block sale of 46.12% of the shares of ERDEMIR to OYAK and the share transfer agreement was signed on February 27, 2006. On May 10, 2006, however, the Council of State suspended the Competition Board’s approval of the ERDEMIR privatization and on July 18, 2006, it was announced that Council of State suspended the implementation of the Privatization High Council’s decision on ERDEMIR privatization.
     Between November 9 and 11, 2005, 25.18% of the shares of Turkiye Vakiflar Bankasi T.A.O. (“Vakifbank”) were sold (with the greenshoe option fully exercised) through an initial public offering, which raised YTL1.74 billion (approximately $1.27 billion). The publicly-held shares of Vakifbank began to trade on the Istanbul Stock Exchange on November 18, 2005.

     Other significant privatizations completed in 2005 include the block sale of all the shares of Atakoy Tourism, Atakoy Hotel and Atakoy Marina held by the Privatization Administration for $120.25 million on February 28, 2005, the block sale of all the shares of Eti Aluminum for $305 million on July 29, 2005, the block sale of 50% of the shares of Cyprus Turkish Airlines for $33 million on September 9, 2005 and the asset sale of the Istanbul Hilton Hotel for $255.5 million on November 15, 2005.
     On February 2, 2006, the Privatization Administration held an auction for the block sale of 56.67% of the shares of insurance company Basak Sigorta and 41.00% of the shares of pension company Basak Emeklilik. The highest bid in the amount of $268 million was submitted by the French insurer Groupama. The Groupama bid was approved by the Privatization High Council on April 19, 2006. The Basak Sigorta / Emeklilik privatization was completed when the share transfer agreement was signed on May 16, 2006.
     On April 5, 2006, the Privatization Administration announced that the consortium of Goldman Sachs International, CA-IB and Is Yatirim was selected as the consultant to the Halkbank privatization. On August 15, 2006, Privatization High Council’s (“PHC”) decision on Halkbank privatization was published in the Official Gazette. According to the PHC’s decision, the public shares of Halkbank will be privatized through “block sale” and the privatization process is scheduled to be finalized by May 25, 2008.
     On April 19, 2006, the Privatization Administration announced that the official process for the public offering of the 25% (a total of 28.75% shares, if the greenshoe option is fully exercised) state-owned shares of Turk Hava Yollari (“Turkish Airlines”) had been started. The subscription process of the public offering was finalized between May 16 and May 18, 2006. The public offering was finalized on May 24, 2006 and a total of approximately $207.8 million was raised with the sale of 28.75% of state owned shares of Turkish Airlines (with greenshoe option fully exercised). The new shares began trading on the Istanbul Stock Exchange on May 25, 2006. After the public offering in May 2006, the shares of Turkish Airlines held by the Privatization Administration fell to 49%.
     Other significant privatizations completed in 2006 include the asset sales of TEKEL Kayacik ($42.2 million), Kaldirim ($40.7 million), Yavsan Salt Mines ($37.3 million), Buyuk Efes Hotel ($121.5 million), Buyuk Ankara Hotel ($36.8 million), Tarabya Hotel ($145.3 million), Emek Office Block ($55.5 million) and the sale of KBI-Murgul Enterprise together with the transfer of operational rights of a hydroelectric power plant ($37.6 million).
     Other significant privatizations at the approval or contract stage include the transfer of operational rights of the Mersin ($755 million) and Iskenderun ($80 million) ports.
     Furthermore, privatization of Turkey Electricity Distribution Company (“TEDAS”) by the block sale of operation rights is being planned to be completed before the end of 2006. The capital of TEDAS is 1 billion 50 million TRY.
     The significant institutions which are currently in the process of tender, sale or transfer are Bor Sugar Factory, Eregli Sugar Factory, Ilgin Sugar Factory of Sumer Holding A.S. and Izmir Port owned by the Republic of Turkey State Railways (TCDD).
     Several privatizations that are currently in the approval stage are being challenged in Turkish courts. Such legal challenges can cause delays in the privatization process and may, on occasion, as in the case of the sale of 65.76% of the shares in Tupras to Efremov Kautschuk GmbH in 2003-2004, lead to the cancellation of the previous privatization decisions.
BANKING SYSTEM
     As of August 21, 2006, the Savings and Deposit Insurance Fund (“SDIF”), had taken over 22 private banks since 1997.
     In order to settle and reschedule the debts of Cukurova Group and to accelerate the sales process for Yapi Kredi Bank, three separate supplementary agreements were executed: one between Yapi Kredi

Bank and the Cukurova Group dated July 20, 2004; one between SDIF and the Cukurova Group dated August 4, 2004; and one between BRSA and the Cukurova Group dated August 5, 2004. While the agreements signed by each of the SDIF and Yap# Kredi Bank with Cukurova Group consist of a repayment protocol concerning the restructuring of the debt, the agreement between BRSA and Cukurova Group aims to solve the ownership problem of the Yapi Kredi Bank and accelerate the sale process. Cukurova Group failed to pay the first required installment to Yapi Kredi under the supplementary agreement dated July 20, 2004. As a result, the supplementary agreement was annulled and the former agreement between the parties, dated December 31, 2002, was reinstituted. The agreements between Cukurova Group and each of the BRSA and SDIF, which were signed in August 2004, remain in effect. In January 2005, it was announced that Cukurova Group and Koç Finansal Hizmetleri A.S. (“KFH”) signed a protocol to begin talks regarding a potential sale of the shares of Yapi Kredi Bank. UniCredito Italiano S.p.A. acquired a 50% stake in KFH in 2002. On May 8, 2005, Cukurova Group and KFH entered into a definitive share purchase agreement for the purchase of 57.42% of the shares of Yapi Kredi Bank held by Cukurova Group and the SDIF. On August 11, 2005, it was announced that BRSA approved the transfer of Yapi Kredi Bank shares to KoçBank and, on September 28, 2005, it was announced that Kocbank completed the acquisition of 57.4% of shares of Yapi Kredi Bank. The remaining debt of the Cukurova Group to Yapi Kredi Bank is expected to be repaid over the next 10 years. On November 25, 2005, it was announced that Cukurova Group made an early repayment of approximately $947.2 million of its outstanding debt to SDIF.
     The SDIF is continuing its efforts to recover claims and sell off assets inherited from banks taken over by the SDIF. As of July 11, 2006, the SDIF had already signed protocols with 14 former owners of failed banks regarding the settlement of their debts to the SDIF. The SDIF has begun selling non-related party loans of failed banks through loan auctions and is also taking steps to dispose of its holdings of shares in companies and other assets taken over by the SDIF, including the media assets, the cement factories and a mobile-phone operator, Telsim, previously owned by the Uzan Group, the former owner of Imar Bank. The tender for Star TV was held on September 26, 2005 and the tender was won by Isil Televizyon Yayinciligi (owned by Dogan Yayin Holding) which submitted the highest bid of $306.5 million. The tenders for nine cement factories were held in October 2005 and the highest bids totaled $1.07 billion. On December 21, 2005, the Competition Board approved the sale of eight of the nine cement factories for approximately $945 million. The tender for the ninth plant (Gaziantep cement plant) was rejected due to competition concerns, though it was later announced that a new tender is planned for the Gaziantep cement plant. The tender for Gaziantep cement plant was held on April 11, 2006 and Limak Kurtalan Cimanto San. won the tender with the highest bid in the amount of $93.25 million. On May 4, 2006, the Competition Board approved the sale of Gaziantep cement plant. The tender for Telsim held on December 13, 2005 was won by Vodafone, which submitted the highest bid of $4.55 billion.
     Since December 2004, when Turkey received a date for the commencement of accession talks with the EU, foreign investor interest in the Turkish banking sector has strengthened. A number of foreign financial entities have bought or agreed to buy equity stakes in domestic banks, including (but not limited to): Fortis Bank (acquired 93.3% stake in Disbank), BNP Paribas (bought 50% stake of TEB Mali Yatirinlar A.S.), Dexia (agreed to buy 75.0% stake in Denizbank), General Electric Consumer Finance (bought 25.5% of shares of Garanti Bankasi), National Bank of Greece (agreed to buy 46% share of Finansbank) and Bank TuranAlem Group (agreed to buy 33.98% shares of Sekerbank).
DEBT
     The Central Government total domestic debt stock was approximately YTL249.7 billion as of July 2006, compared to YTL244.8 billion as of December 2005.
     During 2005, the average maturity of Turkish internal public debt was 27.4 months, compared to 14.6 months in 2004. In July 2006, the average maturity of Turkish internal public debt was 28.6 months, compared to 24.2 months in July 2005. The average annual interest rate on internal public debt in local currency (including discounted treasury bills/government bonds and fixed rate government bonds) on a compounded basis was 15.6% as of July 2006, compared to 17.2% in the same period in 2005.

     As of December 31, 2004, the total gross outstanding external debt was approximately $162.3 billion, of which $32.6 billion was short-term debt. The total gross outstanding external debt of Turkey was approximately $170.6 billion, of which $38.2 billion was short term debt as of December 31, 2005. The total gross outstanding external debt of Turkey was approximately $185.0 billion at the end of the first quarter of 2006.
     Since December 31, 2004, Turkey has issued the following external debt:
•	$2 billion of global notes on January 24, 2005, which mature on February 5, 2025 and have a 7.375% interest rate.

•	EUR1 billion of Eurobonds on February 16, 2005, with a maturity of twelve years and a 5.5% interest rate.

•	$1.25 billion of global notes on June 7, 2005, which mature on June 5, 2020 and have a 7.00% interest rate.

•	EUR650 million of Eurobonds on July 6, 2005, with a maturity of seven years and a 4.75% interest rate.

•	$750 million of global notes on November 23, 2005, which mature on March 15, 2015 and have a 7.25% interest rate.

•	EUR350 million of Eurobonds on December 14, 2005, with a maturity of seven years and a 4.75% interest rate.

•	$1.5 billion of global notes on January 17, 2006, which mature on March 17, 2036 and have a 6.875% interest rate.

•	EUR750 million of Eurobonds on March 1, 2006, with a maturity of ten years and a 5.0% interest rate.

•	$500 million of global notes on July 19, 2006, which mature on January 15, 2014 and have a 9.50% interest rate.
     The aggregate amount of scheduled repayment of principal and interest on the medium-term and long-term external debt of Turkey as of March 31, 2006 was $28.8 billion, $31.5 billion and $21.0 billion for the rest of 2006, 2007 and 2008, respectively.
INTERNATIONAL RELATIONS
     As a result of the war against Iraq, neighboring countries, including Turkey, have experienced and may continue to experience certain negative economic effects, such as decreases in revenues from trade and tourism, increases in oil expenditures, decreases in capital inflow, increases in interest rates and increases in military expenditures. Turkey continues to be affected by the consequences of conflicts in other countries in the Middle East, including Iraq, and has been the victim of isolated terrorist attacks.
     Furthermore, the relations between other countries in the Middle East and outside powers are often subject to tensions that could result in the economic and/or diplomatic sanctions being imposed on one or more of Turkey’s neighbors. It is also possible that such tensions could lead to military action. Any such sanctions or military action could have a negative impact on Turkey’s economy and political stability.
     The European Council’s Parliamentary Assembly removed Turkey from its human rights monitoring list on June 22, 2004. The ninth EU harmonization package was submitted to the Assembly on June 24, 2004. Turkey’s level of progress towards alignment with the Accession Partnership in the context of National Program has been welcomed by the EU. On October 6, 2004, the European Commission, the EU’s executive arm, published a progress report on Turkey’s eligibility to begin EU accession negotiations.

The report concluded that Turkey had sufficiently fulfilled the Copenhagen political criteria and recommended that accession negotiations be opened, provided that certain conditions, including the enactment of key legislation, are satisfied.
     On December 17, 2004, the European Council announced that Turkey had sufficiently fulfilled the Copenhagen political criteria to open accession negotiations, provided that six specific pieces of legislation are implemented. Moreover, the European Council invited the European Commission to present to the European Council a proposal for a framework for accession negotiations with Turkey, with a view towards opening such accession negotiations on October 3, 2005. The first draft of the framework for the accession negotiations was released by the European Commission on June 29, 2005. On October 3, 2005, the European Council approved the framework for negotiations on Turkey’s accession to the EU enabling the negotiations to begin immediately. According to the negotiating framework, although the shared objective of the negotiations is accession, these negotiations are an open-ended process, the outcome of which cannot be guaranteed beforehand. The European Commission will undertake a formal process of examining the acquis, the detailed laws and rules adopted on the basis of the EU’s founding treaties, called ‘screening’ to assess the state of preparations by Turkey for opening negotiations in specific areas. For the purposes of screening and subsequent negotiations, the acquis will be broken down into 35 chapters, each covering a specific policy area. The screening process started with the “Science and Research” chapter on October 20, 2005, and since that date screening processes have been initiated on 29 chapters. In addition, the process of exchanging negotiation documentation has begun on the “Education and Culture” chapter. Negotiations on the “Science and Research” chapter (Chapter 25) were opened, and closed provisionally on June 12, 2006. The negotiations on Chapter 25 were opened and closed “provisionally” because the final closing will take place after the end of the negotiations of all chapters. In other words, Turkey has fulfilled the alignment to the EU acquis under Chapter 25, however if any new acquis is adopted by the time Turkey finishes its negotiations on the other chapters’, Turkey will need to adopt that new legislation as well. On November 9, 2005, the European Commission released the 2005 Progress Report on Turkey, which contains a detailed analysis of Turkey’s progress in preparing for membership. Among its conclusions, it notes that political transition is ongoing in Turkey and Turkey continues to sufficiently fulfill the Copenhagen political criteria. While important legislative reforms are now in force, the pace of change has slowed in 2005 and implementation of the reforms remains uneven. With respect to Turkey’s economy, the Progress Report concludes that Turkey can be regarded as a functioning market economy as long as it firmly maintains its recent stabilization and reform achievements. With respect to Turkey’s ability to adopt and implement the EU legal order, the Progress Report notes that there has been some, though uneven, progress since 2004.
     On June 13, 2005, the EU Ministers of Foreign Affairs approved a protocol extending Turkey’s Customs Union to ten new member states (“Member States”) of the EU. The signing of this protocol was one of the preconditions for the commencement of accession negotiations. On July 29, 2005 the Government signed the protocol and released a unilateral declaration stating that execution, ratification and implementation of this protocol does not constitute a recognition of the Republic of Cyprus referred to in the protocol, nor does it prejudice Turkey’s rights and obligations under the Treaty of Guarantee, the Treaty of Alliance, and the Treaty of Establishment of 1960. In response, a declaration by the European Community and its Member States acknowledged Turkey’s execution of the protocol in accordance with the conclusions of the European Council and expressed regret that Turkey had made the unilateral declaration regarding Cyprus. The Commission is continuing to encourage Turkey to remove the various restrictions on its relations with the Republic of Cyprus, particularly those linked to the full implementation of the EU–Turkey customs union.
     The UN Secretary General submitted the final text of the Annan plan for Cyprus in March 2004. The Annan plan (which calls for the eventual reunification of the island) was put to separate and simultaneous referenda in Cyprus on April 24, 2004. While the Greek Cypriots rejected the Annan plan (75.8% against), the Annan plan was approved by 64.9% of Turkish Cypriots. Since the date of the referenda, numerous international organizations led by the UN and the international community have applauded the Turkish Cypriot people’s affirmative vote and have called for the immediate restoration of their direct economic, trade and cultural activities internationally. Some developments in that direction have already taken place. On January 24, 2006, Turkey proposed a new action plan to achieve a comprehensive settlement of the Cyprus problem and invited the UN Secretary General to consider the plan. The action plan seeks to eliminate all restrictions for both sides in Cyprus, provide substantial benefits to all parties and promote socio-economic development by reducing disparities. On July 8, 2006, UN Undersecretary General for Political Affairs, Ibrahim Gambari, announced that Turkish and Greek Cypriot Leaders “have committed to proceed by the end of July with technical talks on issues affecting the day-to-day life of people on both sides and concurrently those that concern substantive issues, both of which will contribute to a comprehensive settlement”. The agreement of community leaders on reviving the talks for comprehensive settlement of the Cyprus problem has been welcomed by the international community.
     In September 2003, the United States and Turkey agreed upon the terms of up to $1.0 billion in grants for Turkey, which could be used to support up to $8.5 billion in direct loans or loan guarantees. On March 24, 2005, Turkey announced that it did not intend to make use of the loan package for the 2005-2007 period.
     The Baku-Tbilisi-Ceyhan Crude Oil Pipeline (‘BTC’) Project aims to develop an economical, safe and environmentally sound means to transport the prominent hydrocarbon reserves of the Caspian Basin to the western markets. By creating the first direct pipeline link between the landlocked Caspian Sea and the Mediterranean, the BTC project will bring positive economic advantage to the region and avoid increasing oil traffic through the vulnerable Turkish Straits. The BTC Project has a capacity of 50 million metric tons per annum (1 million barrels per day), is envisaged to become the main export route for the oil resources of the landlocked Caspian region. The lifetime of the BTC pipeline is projected to be at least 40 years in operation, during which exports to Western Europe are estimated to have the major share. The lifespan of the pipeline can be extended, should this be found feasible in due course. The total length of the pipeline is approximately 1776 kilometers and 1076 kilometers of which is hosted by Turkey. On June 4, 2006, the first cargo of oil transported through the pipeline from Azerbaijan was exported from the Ceyhan marine terminal on the Turkish Mediterranean coast. The official opening of BTC pipeline occurred on July 13, 2006.

THE GLOBAL NOTE OFFERING
Results of the Global Note Offering
      On September 6, 2006, the Republic commenced an invitation to eligible holders of old notes to submit one or more offers to exchange old notes for 2016 Notes or to tender for purchase their old notes, on the terms and subject to the conditions described in the prospectus supplement dated September 6, 2006 to the prospectus dated August 10, 2006.
The invitation expired at 11:00 A.M., New York City time, on September 13, 2006.
Pursuant to the invitation, the Republic expects to issue U.S.$1,169,720,000 aggregate principal amount of 2016 Notes. In addition, the Republic will issue U.S.$330,280,000 aggregate principal amount of 2016 Notes pursuant to the cash offering. Accordingly, the total aggregate principal amount of 2016 Notes to be issued by the Republic pursuant to the invitation and the cash offering is U.S.$1,500,000,000. The Republic expects to pay an aggregate amount of U.S.$29,033,206 in cash for accrued but unpaid interest (to but not including September 26, 2006, the expected settlement date) on the outstanding principal amount of old notes exchanged pursuant to the invitation and an aggregate amount of U.S.$116,536 in cash as a result of rounding down to the nearest integral multiple of U.S.$ 1,000 of the aggregate principal amount of the 2016 Notes issuable to each holder of old notes exchanged pursuant to the invitation. The 2016 Notes issue price to be used for the purposes of such rounding is U.S.$991.52 per U.S.$1,000 principal amount of 2016 Notes. The definitive amount of 2016 Notes to be issued and old notes to be repurchased is subject to final confirmation by the exchange agent.
The following table sets forth approximately:
•	The aggregate principal amount of old notes to be acquired in exchange for 2016 Notes pursuant to the invitation;

•	The aggregate principal amount of 2016 Notes to be issued in exchange for old notes pursuant to the invitation;

•	The aggregate principal amount of old notes to be tendered for purchase pursuant to the invitation; and

•	The aggregate principal amount of old notes remaining outstanding following the settlement and cancellation of old notes surrendered in exchange for 2016 Notes or tendered for purchase.

Series of Old Notes	ISIN	Common Code	Old Note	Exchange Ratio
			Price(U.S.$)

11.375% Notes due 2006	US900123AM23	013945101	1,010.29	1.018931

10.0% Notes due 2007	XS0080403891	008040389	1,042.36	1.051275

10.5% Notes due 2008	US900123AQ37	015805013	1,060.96	1.070034

9.875% Notes due 2008	US900123AP53	014517693	1,059.62	1.068682

Series of Old Notes	ISIN	Common Code	Old Note	Exchange Ratio
			Price(U.S.$)
12.0% Notes due 2008	US900123AH38	009326677	1,130.04	1.139705

12.375% Notes due 2009	US900123AJ93	009912924	1,157.75	1.167652

11.75% Notes due 2010	US900147AB51	011285970	1,178.84	1.188922

Series of Old Notes	ISIN	Common Code	Aggregate Principal	Aggregate Principal	Aggregate Principal	Aggregate Principal
			Amount Accepted for	Amount of 2016	Amount purchased	Amount remaining
			Exchange (U.S.$)	Notes to be	for Cash(U.S.$)(1)	Outstanding (U.S.$)
			(1)	issued(U.S.$)(1)		(1)
				(2)

11.375% Notes due 2006	US900123AM23	013945101	186,504,000	190,022,000	455,000	813,041,000

10.0% Notes due 2007	XS0080403891	008040389	51,784,000	54,430,000	604,000	547,612,000

10.5% Notes due 2008	US900123AQ37	015805013	213,753,000	228,713,000	93,000	886,154,000

9.875% Notes due 2008	US900123AP53	014517693	92,966,000	99,334,000	879,000	1,256,155,000

12.0% Notes due 2008	US900123AH38	009326677	52,800,000	60,163,000	182,000	546,878,000

12.375% Notes due 2009	US900123AJ93	009912924	203,531,000	237,629,000	200,000	1,046,269,000

11.75% Notes due 2010	US900147AB51	011285970	251,875,000	299,429,000	245,000	1,247,880,000

TOTAL AMOUNT			1,053,213,000	1,169,720,000	2,658,000

(1)	The aggregate principal amount accepted for exchange, the aggregate principal amount accepted for cash, the aggregate principal amount remaining outstanding following the completion of the invitation and the aggregate principal amount of 2016 Notes to be issued are subject to revision while the exchange agent reconciles the offer instructions.

(2)	A qualifying eligible holder whose offer to exchange is accepted by The Republic will receive old notes having a principal amount (rounded downward to the nearest integral multiple of U.S.$1,000) equal to the product of (1) the principal amount of the old notes exchanged and (2) the exchange ratio, provided that the 2016 Notes will be issued only in minimum denominations of U.S.$100,000 and in integral multiples of U.S.$1,000 in excess thereof.
There was no proration of the old notes accepted for exchange.
The approximate total aggregate principal amount of 2016 Notes to be issued by The Republic pursuant to the invitation and the cash offering is U.S. $1,500,000,000.

Settlement
     The settlement date for the global note offering is expected to be September 26, 2006. Citibank, N.A. will act as exchange agent in connection with the 2016 Notes issued pursuant to accepted exchange offers.
     On the settlement date:

•	If the Republic has accepted your offer, you, as the identified account holder, or DTC, Euroclear or Clearstream, Luxembourg, as the case may be, on your behalf, must deliver to the Republic good and marketable title to your old notes, free and clear of all liens, charges, claims, encumbrances, interests, rights of third parties and restrictions of any kind.

•	In return you will receive, as applicable:
•	In the case of Qualifying Eligible Holders, solely by credit to the DTC, Euroclear or Clearstream, Luxembourg account in which your old notes being exchanged were held, the 2016 Notes to which you are entitled; and

•	solely by same-day credit to the DTC, Euroclear or Clearstream, Luxembourg account in which your old notes being exchanged (or, in the case of cash eligible holders only, purchased) were held, the cash amounts to which you are entitled pursuant to the terms of the invitation.
•	If you are purchasing 2016 Notes for cash pursuant to the cash offering, you will pay the purchase price in immediately available funds, in accordance with standard settlement procedures applicable to new issues, and in return you will receive, solely by credit to the account designated to the joint book runners, the 2016 Notes to which you are entitled.
     The determination by the Republic of the consideration to be received by the noteholders and any other calculation or quotation made with respect to the global note offering shall be conclusive and binding on you, absent manifest error.
     See “Global Clearance and Settlement” for a description of settlement procedures.
Market for the Old Notes and the 2016 Notes
     The Republic will cancel all old notes acquired by it pursuant to the invitation. Accordingly, the exchange of old notes pursuant to the invitation will reduce the aggregate principal amount of old notes that otherwise might trade in the public market, which could adversely affect the liquidity and market value of the remaining old notes not offered or accepted pursuant to the invitation. Old notes not exchanged pursuant to the invitation will remain outstanding.
     The 2016 Notes are a new issue of securities with no established trading market. The Republic has been advised by the joint book runners that they intend to make a market in the 2016 Notes but are not obligated to do so and may discontinue market making at any time without notice. Application has been made to admit the 2016 Notes for trading on the regulated market “Marché Officiel” of the Luxembourg Stock Exchange. No assurance can be given as to the liquidity of the trading market for the 2016 Notes. The price at which the 2016 Notes will trade in the secondary market is uncertain.
Certain Other Matters
     The Republic reserves the right following completion or cancellation of the global note offering to offer to call, exchange or buy old notes or sell new securities (including additional 2016 Notes), or to issue a new invitation to submit offers to exchange or sell old notes or purchase new securities, in each case on terms that may be the same as, or more or less favorable than those contemplated by the global note offering. The making of any such new offers and the making of any new invitation will depend on various factors, including interest rates prevailing at such time and the principal amount of old notes retired pursuant to the invitation.

DESCRIPTION OF THE 2016 NOTES
     The 2016 Notes will be issued pursuant to and will be subject to the fiscal agency agreement. The Republic has appointed a registrar, paying agent and transfer agent in accordance with the fiscal agency agreement.
     The following description and the description in the accompanying prospectus contain a summary of the material provisions of the 2016 Notes and the fiscal agency agreement. The Republic has filed a copy of the fiscal agency agreement and the form of 2016 Notes with the SEC and at the office of the fiscal agent in New York City.
General Terms of the 2016 Notes
     The 2016 Notes:
•	will not be redeemable at the option of Turkey prior to maturity.

•	will mature at par on the maturity date.

•	will bear interest at a rate of 7% per annum.

•	will be issued in an aggregate principal amount of U.S.$1,500,000,000.

•	will pay interest semi-annually in arrears in equal installments, on the basis of a 360-day year, consisting of twelve 30-day months, on March 26 and September 26 of each year, commencing on March 26, 2007, to be paid to the person in whose name the 2016 Note is registered at the close of business on the preceding March 11 or September 11.

•	will be designated “Collective Action Securities” as described in the accompanying prospectus.

•	upon issuance, will be direct, unconditional and general obligations of the Republic and will rank equally with our other external debt denominated in currencies other than Turkish Lira which is (i) payable to a person or entity not resident in Turkey and (ii) not owing to a Turkish citizen. See “Debt Securities — Status of the Debt Securities” and “Debt Securities — Negative Pledge” in the accompanying prospectus.

•	will be recorded on, and transferred through, the records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream Banking Luxembourg.

•	will be issued in fully registered form, without coupons, registered in the names of investors or their nominees in denominations of $100,000 and integral multiples of $1,000 in excess thereof.

•	will only be available in definitive form under certain limited circumstances.
     The 2016 Notes will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to certain other series of U.S. dollar denominated debt securities issued by the Republic and described in the accompanying prospectus. These provisions are commonly referred to as “collective action clauses.” Under these provisions, the Republic may amend certain key terms of the 2016 Notes, including the maturity date, interest rate and other payment terms, with the consent of the holders of not less than 75% of the aggregate principal amount of the outstanding 2016 Notes. Additionally, if an event of default has occurred and is continuing, the 2016 Notes may be declared to be due and payable immediately by holders of not less than 25% of the aggregate principal amount of the outstanding 2016 Notes. Those provisions are described in the sections entitled “— Default; Acceleration of Maturity” and “— Amendments and Waivers” in this prospectus supplement and “Collective Action Securities” in the accompanying prospectus.

Payments of Principal and Interest
     The Republic will make payments of principal and interest on the 2016 Notes in U.S. dollars through the fiscal agent to DTC, which will receive the funds for distribution to the beneficial holders of the 2016 Notes. The Republic expects that holders of the 2016 Notes will be paid in accordance with the procedures of DTC and its direct and indirect participants.
Default; Acceleration of Maturity
     Any of the following events will be an event of default with respect to the 2016 Notes:
     (a) the Republic fails to pay, when due, principal of, or interest on, the 2016 Notes and such failure continues for a period of 30 days; or
     (b) the Republic defaults in the performance or observance of or compliance with any of its other obligations set forth in the 2016 Notes which default is not remedied within 60 days after written notice of such default shall have been given to the Republic by the holder of the 2016 Notes at the corporate trust office of the fiscal agent in New York City; or
     (c) any other present or future external indebtedness of the Republic for or in respect of moneys borrowed or raised in an amount in the aggregate of not less than US$40,000,000 (or its equivalent in other currencies or composite currency units) becomes due and payable prior to its stated maturity otherwise than at the option of the Republic or any such amount of external indebtedness is not paid, when due, (in accordance with any extension granted in any modification, consent or waiver by the holders of such external indebtedness) or, as the case may be, within any applicable grace period; or
     (d) the Republic ceases to be a member of the International Monetary Fund or of any successor (whether corporate or not) that performs the functions of, or functions similar to, the International Monetary Fund; or
     (e) the Republic announces its inability to pay its debts as they mature; or
     (f) it becomes unlawful for the Republic to perform or comply with any of its payment obligations under any 2016 Notes.
     If an event of default described above occurs and is continuing, the holders of at least 25% of the aggregate principal amount of the outstanding 2016 Notes may, by notice to the fiscal agent, declare all the 2016 Notes to be due and payable immediately. Holders of 2016 Notes may exercise these rights only by providing a written demand to the Republic at the office of the fiscal agent at a time when the event of default is continuing.
     Upon any declaration of acceleration, the principal, interest and all other amounts payable on the 2016 Notes will be immediately due and payable on the date the Republic receives written notice of the declaration, unless the Republic has remedied the event or events of default prior to receiving the notice. The holders of 66-2/3% or more of the aggregate principal amount of the outstanding 2016 Notes may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.
Fiscal Agent
     The fiscal agency agreement contains provisions relating to the obligations and duties of the fiscal agent, to the indemnification of the fiscal agent and to the fiscal agent’s relief from responsibility for actions that it takes.

S-53

Paying Agents; Transfer Agents; Registrar
     The Republic has initially appointed JPMorgan Chase Bank, N.A. as paying agent, transfer agent and registrar. The Republic may at any time appoint new paying agents, transfer agents and registrars. The Republic, however, will at all times maintain:
•	a principal paying agent in New York City, and

•	a registrar in New York City or another office as designated by the fiscal agent.
     In addition, so long as 2016 Notes are listed on the Regulated Market “Marché Officiel” of the Luxembourg Stock Exchange and the rules of such stock exchange so require, the Republic will maintain a paying agent in Luxembourg. The Republic has initially appointed Kredietbank S.A. Luxembourgeoise to serve as its paying agent in Luxembourg.
     The Republic will not appoint a transfer agent in Luxembourg until such time, if any, as the 2016 Notes are listed on the Luxembourg Stock Exchange and definitive 2016 Notes are issued. Upon the issuance of definitive 2016 Notes, the Republic will appoint a transfer agent located in Luxembourg. The holder may transfer a 2016 Note in definitive form when the 2016 Note is presented at the specified offices of the registrar or the transfer agent, together with any other evidence that they may require. In the case of a transfer of part of a 2016 Note, the registrar or transfer agent will issue a new 2016 Note in definitive form to the transferee and a second 2016 Note in respect of the balance of the 2016 Note to the transferor.
     The Republic of Turkey may at any time appoint new paying agents and transfer agents. The Republic of Turkey will promptly provide notice (as described under “—Notices”) of the termination or appointment of, or of any change in the office of, any paying agent or transfer agent.
Definitive 2016 Notes
     The Republic will issue 2016 Notes in definitive form only if DTC is unwilling or unable to continue as depositary, is ineligible to act as depositary, or ceases to be a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934, as amended.
     Payments will be made on any definitive 2016 Notes at the global trust services office of the fiscal agent in New York City or the paying agent in Luxembourg. You will not be charged a fee for the registration of transfers or exchanges of definitive 2016 Notes. You may transfer any definitive registered 2016 Note, according to the procedures in the fiscal agency agreement, by presenting and surrendering it at the office of any transfer agent. The fiscal agent will exchange without charge definitive 2016 Notes of the same series of authorized denominations of like tenor as the portion of the global 2016 Note submitted for exchange.
     The Republic will replace any mutilated, destroyed, stolen or lost 2016 Note or coupon at your expense upon delivery to the fiscal agent or the transfer agent in Luxembourg of the 2016 Note or coupon or evidence of its destruction, loss or theft satisfactory to the Republic and the fiscal agent, who may also require an indemnity at your expense.
Notices
     Notices will be sent to DTC, or its nominee, as the holder thereof, and DTC will communicate these notices to DTC participants in accordance with its standard procedures.
     If and for so long as the 2016 Notes are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, the Republic will also publish notices to the holders of the 2016 Notes on the website of the Luxembourg Stock Exchange (www.bourse.lu) or in a leading newspaper having general circulation in Luxembourg. The Republic will consider a notice to be given on the date of its first publication.

     The Republic will cause notice of any resignation, termination or appointment of any paying agent or transfer agent or the fiscal agent and of any change in the office through which such agent will act to be given as provided under this subsection.
Further Issues of the 2016 Notes
     From time to time, without the consent of holders of the 2016 Notes, and subject to the required approvals under Turkish law, the Republic may create and issue additional debt securities with the same terms and conditions as those of the 2016 Notes (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the 2016 Notes have as of the date of issuance of such additional debt securities. The Republic may also consolidate the additional debt securities to form a single series with the outstanding 2016 Notes.
Amendments and Waivers
     The Republic, the fiscal agent and the holders may generally modify or take actions with respect to the fiscal agency agreement or the terms of the 2016 Notes with:
•	the affirmative vote of the holders of not less than 66-2/3% in aggregate principal amount of the outstanding 2016 Notes that are represented at a duly called and held meeting; or

•	the written consent of the holders of 66-2/3% in aggregate principal amount of the outstanding 2016 Notes.
     However, the holders of not less than 75% in aggregate principal amount of the outstanding 2016 Notes, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the 2016 Notes that would:
•	change the due date for the payment of the principal of, or any installment of interest on, the 2016 Notes;

•	reduce the principal amount of the 2016 Notes;

•	reduce the portion of the principal amount that is payable in the event of an acceleration of the maturity of the 2016 Notes;

•	reduce the interest rate of the 2016 Notes;

•	change the currency in which any amount in respect of the 2016 Notes is payable or exclude the Borough of Manhattan, The City of New York, as a required place at which payment with respect to interest, premium or principal is payable;

•	shorten the period during which the Republic is not permitted to redeem the 2016 Notes if, prior to such action, the Republic is not permitted to do so;

•	change the Republic’s obligation to pay any additional amounts under the 2016 Notes;

•	change the definition of “outstanding” with respect to the 2016 Notes;

•	change the governing law provision of the 2016 Notes;

•	change the Republic’s appointment of an agent for the service of process in the United States or the Republic’s agreement not to claim and to waive irrevocably immunity (sovereign or otherwise) in respect of any suit, action or proceeding arising out of or relating to the fiscal agency agreement or to the 2016 Notes;

•	change the status of the 2016 Notes, as described under “Debt Securities — Status of the Debt Securities” in the accompanying prospectus;

•	in connection with an offer to acquire all or any portion of the 2016 Notes, amend any event of default under the 2016 Notes; or

•	reduce the proportion of the principal amount of the 2016 Notes that is required:
•	to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the 2016 Notes; or

•	to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action.
     We refer to the above subjects as “reserved matters.” A change to a reserved matter, including the payment terms of the 2016 Notes, can be made without your consent, as long as a supermajority of the holders (that is, the holders of at least 75% in aggregate principal amount of the outstanding 2016 Notes) agrees to the change.
     If both the Republic and the fiscal agent agree, they may, without your consent, modify, amend or supplement the fiscal agency agreement or the 2016 Notes for the purpose of:
•	adding to the covenants of the Republic for the benefit of the holders of the 2016 Notes;

•	surrendering any right or power conferred upon the Republic;

•	securing the 2016 Notes pursuant to the requirements of the 2016 Notes or otherwise;

•	curing any ambiguity or curing, correcting or supplementing any defective provision contained in the fiscal agency agreement or in the 2016 Notes; or

•	amending the fiscal agency agreement or the 2016 Notes in any manner which the Republic and the fiscal agent may determine and that is not inconsistent with and does not adversely affect the interest of any holder of 2016 Notes.
     Any modification, amendment or supplement approved in the manner described in this section shall be binding on the holders of the 2016 Notes.
     For purposes of determining whether the required percentage of holders of 2016 Notes is present at a meeting of holders for quorum purposes or has approved any amendment, modification or change to, or waiver of, the 2016 Notes or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration, 2016 Notes owned, directly or indirectly, by or on behalf of the Republic or any public sector instrumentality of the Republic will be disregarded and deemed not to be “outstanding”, except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only 2016 Notes that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, “public sector instrumentality” means the Central Bank of the Republic of Turkey, any department, ministry or agency of the federal government of the Republic or any corporation, trust, financial institution or other entity owned or controlled by the federal government of the Republic or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.
     Please refer to the section entitled “Meetings and Amendments” in the accompanying prospectus for information on the procedures for convening and conducting meetings of the holders of the 2016 Notes.

Governing Law
     The 2016 Notes will be governed by the laws of the State of New York, except with respect to the authorization and execution of the 2016 Notes, which will be governed by the laws of the Republic of Turkey.
Purchase of 2016 Notes by the Republic
     The Republic may at any time purchase any of the 2016 Notes in any manner and at any price. If purchases are made by tender, tenders must be available to all holders of the 2016 Notes alike. All 2016 Notes that are purchased by or on behalf of the Republic may be held by the Republic or surrendered to the fiscal agent for cancellation, but may not be resold.

General Information
     1. The Republic has full power and authority to issue securities, such as the 2016 Notes, outside Turkey for any and all purposes, under Article 4 and Article 7 of the Law of the Republic Regarding the Regulation of Public Finance and Debt Management (Law No. 4749).
     2. The Republic has applied to list and trade the 2016 Notes on the Regulated Market “Marché Officiel” of the Luxembourg Stock Exchange in accordance with its rules. The estimated total expenses relating to the admission to trading of the 2016 Notes is €9,000.
     3. The 2016 Notes have been accepted for clearance through DTC, Euroclear and Clearstream Banking Luxembourg (CUSIP number 900123AZ3, ISIN number US900123AZ36, Common Code 026732778). The address of DTC is 55 Water Street, New York, NY 10041-0099, United States of America. The address of Euroclear is Boulevard du Roi Albert II, B — 1210 Brussels. The address of Clearstream Banking Luxembourg is 42 Avenue JF Kennedy L-1855 Luxembourg.
     4. There are no interests of any natural or legal persons, including conflicting interests, that are material to the issue of the 2016 Notes.
     5. The Republic has obtained all necessary consents, approvals and authorizations in the Republic of Turkey in connection with the issue and performance of the 2016 Notes. The issue of the 2016 Notes was authorized, pursuant to the provisions of Articles 4 and 7 of the Law Regarding the Regulation of Public Finance and Debt Management of The Republic (Law No. 4749).
     6. The address of the Republic is: The Undersecretariat of Treasury of the Republic Prime Ministry, Ismet Inonu Bulvart, No. 36, 06510 Emek, Ankara, Turkey. The telephone number is: +90 312 212 8887.
     7. Except as disclosed in this prospectus supplement and accompanying prospectus, since December 31, 2004 there have been no significant changes relating to public finance and trade.
     8. The Republic has not been involved in any governmental, legal or arbitration proceedings during the last 12 months which may have, or have had in the recent past, significant, material effects on its financial position, nor so far as the Republic is aware are any such proceedings pending or threatened.
     9. Turkey will irrevocably waive, to the fullest extent permitted by law, any immunity, including foreign sovereign immunity, from jurisdiction to which it might otherwise be entitled in any action arising out of or based on the debt securities which may be instituted by the holder of any debt securities in any state or federal court in the City of New York or in any competent court in Turkey. Turkey’s waiver of immunity does not extend to actions under the United States federal securities laws or state securities laws.
           Under the laws of Turkey, assets of Turkey are immune from attachment or other forms of execution, whether before or after judgment. The United States Foreign Sovereign Immunities Act of 1976, as amended, may also provide a means for limited execution upon any property of Turkey that is related to the service and administration of the debt securities. See “Debt Securities — Governing Law and Consent to Service” in the accompanying prospectus.
     10. Long-term debt of the Republic is currently rated BB- (Stable Outlook) by Standard and Poor’s and BB(-) (Positive Outlook) by Fitch and Ba3 (Stable Outlook) by Moody’s.
     11. The information contained in (i) the Annual Report of the Republic on the Form 18-K for the fiscal year ended December 31, 2004 filed with the SEC on September 29, 2005 and provided to the Luxembourg Stock Exchange, which contains the economic, financial and statistical information for fiscal years ended December 31, 2004, December 31, 2003, December 31, 2002, December 31, 2001 and December 31, 2000; and (ii) the amendment to the Annual Report of the Republic on the Form 18-K/A

filed with the SEC on August 1, 2006 and provided to the Luxembourg Stock Exchange, shall be deemed to be incorporated in, and to form part of, this prospectus supplement and the accompanying prospectus.
     12. So long as the 2016 Notes are listed on the Luxembourg Stock Exchange and the rules of the exchange so require, copies of the following documents may be inspected at the registered office of the paying agent in Luxembourg:
(a)	the latest available annual report of the Republic on the Form 18-K filed with the SEC with economic, financial and statistical information for the five preceding years;

(b)	each amendment to the latest available annual report of the Republic on Form 18-K/A filed with the SEC; and

(c)	copies of the following contractual documents: the Fiscal Agency Agreement, the Dealer Managers Agreement and the 2016 Notes.
     The prospectus supplement and the accompanying prospectus, including the documents containing the information incorporated by reference, will be published on the website of the Luxembourg Stock Exchange which is http://www.bourse.lu.

GLOBAL CLEARANCE AND SETTLEMENT
     The Republic has obtained the information in this section from sources it believes to be reliable, including from DTC, Euroclear and Clearstream Banking Luxembourg, but the Republic takes no responsibility for the accuracy of this information. DTC, Euroclear and Clearstream Banking Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither the Republic nor the registrar will be responsible for DTC’s, Euroclear’s or Clearstream Banking Luxembourg’s performance of their obligations under their rules and procedures; nor will the Republic or the registrar be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.
Introduction
The Depository Trust Company
     DTC is:
•	A limited-purpose trust company organized within the meaning of the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934, as amended.
     DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the NASDAQ, the American Stock Exchange and the National Association of Securities Dealers, Inc.
     According to DTC, the foregoing information about DTC has been provided to us for informational purposes only and is not a representation, warranty or contract modification of any kind.
Euroclear and Clearstream Banking Luxembourg
     Like DTC, Euroclear and Clearstream Banking Luxembourg hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream Banking Luxembourg provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Euroclear and Clearstream Banking Luxembourg participants are financial institutions such as the underwriters, securities brokers and dealers, banks, trust companies and other organizations. The underwriters are participants in Euroclear or Clearstream Banking Luxembourg. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream Banking Luxembourg by clearing through or maintaining a custodial relationship with Euroclear or Clearstream Banking Luxembourg participants.
Ownership of 2016 Notes through DTC, Euroclear and Clearstream Banking Luxembourg
     The Republic will issue the 2016 Notes in the form of a fully registered book-entry security, registered in the name of Cede & Co., a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the book-entry security. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts. You may hold your beneficial interests in the book-entry security through Euroclear or Clearstream Banking Luxembourg, if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream Banking Luxembourg will hold their participants’ beneficial interests in the book-entry security in their customers’ securities accounts with their depositaries.
     These depositaries of Euroclear and Clearstream Banking Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC.
     The Republic and the fiscal agent generally will treat the registered holder of the 2016 Notes, initially Cede & Co., as the absolute owner of the 2016 Notes for all purposes. Once the Republic and the fiscal agent make payments to the registered holders, the Republic and the fiscal agent will no longer be liable on the 2016 Notes for the amounts so paid. Accordingly, if you own a beneficial interest in the book-entry security, you must rely on the procedures of the institutions through which you hold your interests in the book-entry security (including DTC, Euroclear, Clearstream Banking Luxembourg, and their participants) to exercise any of the rights granted to the holder of the book-entry security. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of such book-entry security, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action, and that DTC participant would then either authorize you to take the action or act for you on your instructions.
     DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the 2016 Notes through such participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the fiscal agency agreement or the 2016 Notes. Euroclear’s or Clearstream Banking Luxembourg’s ability to take actions as a holder under the 2016 Notes or the fiscal agency agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream Banking Luxembourg will take such actions only in accordance with their respective rules and procedures.
     The fiscal agent will not charge you any fees for the 2016 Notes, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed 2016 Notes. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.
     The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the 2016 Notes to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the 2016 Notes to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.
Transfers Within and Between DTC, Euroclear and Clearstream Banking Luxembourg
Trading Between DTC Purchasers and Sellers
     DTC participants will transfer interests in the 2016 Notes among themselves in the ordinary way according to DTC rules. DTC participants will pay for such transfers by wire transfer.
Trading Between Euroclear and/or Clearstream Banking Luxembourg Participants
     Participants in Euroclear and Clearstream Banking Luxembourg will transfer interests in the 2016 Notes among themselves in the ordinary way according to the rules and operating procedures of Euroclear and Clearstream Banking Luxembourg.

Trading Between a DTC Seller and a Euroclear or Clearstream Banking Luxembourg Purchaser
     When the 2016 Notes are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream Banking Luxembourg participant, the purchaser must first send instructions to Euroclear or Clearstream Banking Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream Banking Luxembourg will then instruct its depositary to receive the 2016 Notes and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account and the 2016 Notes will be credited to the depositary’s account. After settlement has been completed, DTC will credit the 2016 Notes to Euroclear or Clearstream Banking Luxembourg, Euroclear or Clearstream Banking Luxembourg will credit the 2016 Notes, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from Euroclear’s or Clearstream Banking Luxembourg’s account will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.
     Participants in Euroclear and Clearstream Banking Luxembourg will need to make funds available to Euroclear or Clearstream Banking Luxembourg in order to pay for the 2016 Notes by wire transfer on the value date. The most direct way of doing this is to pre-position funds (i.e., have funds in place at Euroclear or Clearstream Banking Luxembourg before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream Banking Luxembourg until the 2016 Notes are credited to their accounts one day later.
     As an alternative, if Euroclear or Clearstream Banking Luxembourg has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream Banking Luxembourg to draw on the line of credit to finance settlement for the 2016 Notes. Under this procedure, Euroclear or Clearstream Banking Luxembourg would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the 2016 Notes were credited to the participant’s account. However, interest on the 2016 Notes would accrue from the value date. Therefore, in many cases the interest income on 2016 Notes which the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream Banking Luxembourg charges) to each participant.
     Since the settlement will occur during New York business hours, a DTC participant selling an interest in the 2016 Notes can use its usual procedures for transferring 2016 Notes to the depositaries of Euroclear or Clearstream Banking Luxembourg for the benefit of Euroclear or Clearstream Banking Luxembourg participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.
Trading Between a Euroclear or Clearstream Banking Luxembourg Seller and DTC Purchaser
     Due to time zone differences in their favor, Euroclear and Clearstream Banking Luxembourg participants can use their usual procedures to transfer 2016 Notes through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream Banking Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream Banking Luxembourg will then instruct its depositary to credit the 2016 Notes to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream Banking Luxembourg participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date (which will be the preceding day if the settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.
     If the Euroclear or Clearstream Banking Luxembourg participant selling the 2016 Notes has a line of credit with Euroclear or Clearstream Banking Luxembourg and elects to be in debit for the 2016 Notes until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that one-day period.
     Finally, a day trader that uses Euroclear or Clearstream Banking Luxembourg and that purchases 2016 Notes from a DTC participant for credit to a Euroclear or Clearstream Banking Luxembourg accountholder should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:
     (a) borrowing through Euroclear or Clearstream Banking Luxembourg for one day (until the purchase side of the day trade is reflected in its Euroclear or Clearstream Banking Luxembourg account) in accordance with the clearing system’s customary procedures;
     (b) borrowing the 2016 Notes in the United States from a DTC participant no later than one day prior to settlement, which would give the 2016 Notes sufficient time to be reflected in the borrower’s Euroclear or Clearstream Banking Luxembourg account in order to settle the sale side of the trade; or
     (c) staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream Banking Luxembourg accountholder.

TAXATION
United States
IRS Circular 230 Disclosure
To ensure compliance with requirements imposed by the U.S. Internal Revenue Service (the “IRS”), we inform you that this prospectus supplement is not intended or written to be used, and cannot be used, by any person for the purpose of avoiding U.S. federal tax penalties, and was written to support the promotion or marketing of this transaction. Each prospective investor should seek advice based on its particular circumstances from an independent tax advisor.
     The following discussion describes the material U.S. federal income tax consequences of your acquisition, ownership and disposition of a 2016 Note and, if applicable, your tender of an old note for cash. This discussion assumes that you (i) hold old notes and, if applicable, will hold 2016 Notes as capital assets (generally, assets held for investment), (ii) were the initial acquirer of those old notes, and if applicable, 2016 Notes, and (iii) acquired those old notes and, if applicable, 2016 Notes at their issue price. This discussion also assumes that you are not subject to any special U.S. federal income tax rules, including, among others, the special tax rules applicable to:
•	dealers in securities or currencies;

•	securities traders using a mark-to-market accounting method;

•	banks or life insurance companies, including an insurance company carrying on a U.S. insurance business to which the interest is attributable within the meaning of the U.S. federal tax law;

•	persons subject to the alternative minimum tax;

•	persons that do not use the U.S. dollar as their functional currency; or

•	tax-exempt organizations.
     Finally, this discussion assumes that you are not using a 2016 Note (or tendering an old note) as part of a more complex transaction, such as a “straddle” or a hedging, conversion or similar transaction. If any of these assumptions are not correct in your case, the acquisition, ownership or disposition of a 2016 Note and, if applicable, your tender of and old note for cash, may have U.S. federal income tax consequences for you that are not covered in this discussion.
     This discussion does not cover any state, local or foreign tax issues, nor does it cover issues under the U.S. federal estate or gift tax laws. The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations, rulings and judicial decisions interpreting the Code as of the date that this prospectus supplement was issued. These authorities may be repealed, revoked or modified, possibly retroactively, so the discussion below might not be reliable in the future. You should consult your own tax advisor concerning the federal, state, local, foreign and other tax consequences to you of the acquisition, ownership or disposition of 2016 Notes.
U.S. Holders
     This section applies to you if you are a “U.S. holder,” meaning that you are the beneficial owner of a 2016 Note and, if applicable, an old note and you are:
•	an individual citizen or resident of the United States for U.S. federal income tax purposes;
•	a corporation created or organized in or under the laws of the United States or any state thereof;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source;
•	a trust if (i) a court within the United States is able to exercise primary jurisdiction over your administration and one or more “United States persons” as defined in the Code (each a “U.S. person”) have authority to control all your substantial decisions, or (ii) you have made a valid election under U.S. Treasury Regulations to be treated as a domestic trust; or
•	a partnership, but only with respect to partners that are U.S. holders under any of the foregoing clauses.
     Tender of Old Notes for cash. If you tender an old note for cash, you generally will be required to report a capital gain or loss equal to the difference between your “amount realized” and your “tax basis” in the old note. Your “amount realized” will be the value of what you receive for tendering the old note, other than amounts that represent interest that is due to you but that has not yet been paid (which will be taxed to you as interest). Your “tax basis” in the old note will equal the amount that you paid for the old note, decreased (but not below zero) by any amortized premium (as discussed below) and by any cash payments of principal that you have received with respect to the old note.
     Gain or loss from the tendering of an old note generally will be long-term capital gain or loss if, at the time you tender the old note, you have held it for more than one year. The gain or loss will be short-term capital gain or loss if you held the old note for one year or less. If you are not a corporation, you will generally pay less U.S. federal income tax on long-term capital gain than on short-term capital gain. Limitations may apply to your ability to deduct a capital loss. Any capital gains or losses that arise when you tender an old note generally will be treated as U.S. source income, or loss allocable to U.S. source income, for purposes of the foreign tax credit provisions of the Code.
     Acquisition of 2016 Notes. If you purchase a 2016 Note for cash, your “tax basis” in that 2016 Note (used to measure gain or loss on a subsequent sale or other disposition as described below) will be the amount of cash you paid for that 2016 Note. If you acquire a 2016 Note in exchange for an old note, such exchange will be considered for U.S. federal income tax purposes to be a modification of the old note. If the modification is significant, the exchange generally will be a taxable transaction (“taxable exchange”). If it is not significant, the exchange generally will not be taxable, except with respect to accrued interest and cash received as a result of rounding down the principal amount of the 2016 Note received in the exchange.
     The determination whether a modification is significant will be made separately as to each type of old note. The modification of an old note will be a significant modification if, based upon all the facts and circumstances and taking into account all modifications of each type of old note, the legal rights or obligations that are altered and the degree to which they are altered are “economically significant”. Although the differences between each type of old note and the 2016 Notes are not identical, Turkey believes that the differences between each series of old notes and the 2016 Notes will be economically significant. Accordingly, Turkey will treat the exchange of an old note for a 2016 Note as a significant modification that will result in a taxable exchange.
     You will recognize gain or loss on a taxable exchange of an old note in an amount equal to the difference, if any, between your adjusted basis in the old note (the price paid for the old note, increased by any market discount and decreased by any bond premium, if any, that the U.S. holder elected to accrue for periods prior to the exchange) and the amount realized on the exchange. The amount realized by you will be equal to the sum of:
•	The aggregate issue price of the 2016 Note (determined in the manner described below) received by you in the exchange, and

•	The amount of any cash received (but excluding any amount attributable to accrued market discount).
     Gain or loss recognized by you on a taxable exchange of an old note will be capital gain or loss. That gain or loss will be long-term capital gain or loss if you held the old note for more than a year. Gain or loss attributable to accrued but unpaid interest and market discount will be taxed as ordinary income. Net capital gains of individuals may be taxed at lower rates than items of ordinary income. Your ability to offset capital losses against ordinary income may be limited. Any capital gain or loss recognized by you on the exchange of an old note for a 2016 Note generally will be treated as income from or loss allocable to sources within the United States for U.S. federal income tax purposes. Your basis of a 2016 Note received in a taxable exchange will be the issue price of the 2016 Note (as determined below). The holding period of the 2016 Notes will commence on the day after the 2016 Notes are acquired by the U.S. holder.
     If a substantial amount of a series of 2016 Notes is issued for cash, the issue price of those 2016 Notes will be the first price at which a substantial amount of the 2016 Notes are sold. If less than a substantial amount of a series of 2016 Notes is issued for cash in connection with the invitation, but a substantial amount of such 2016 Notes is traded on an established securities market, the issue price of those 2016 Notes will be their fair market value on the settlement date. A debt instrument is considered to be traded on an established securities market, if, at any time during the 60-day period ending 30 days after the issue date of the debt instrument, the debt instrument appears on a system of general circulation (including computer listings disseminated to subscribing brokers, dealers or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations (including rates, yields or other price information) of recent sales transactions (“quotation medium”). It is anticipated that the 2016 Notes will appear on such quotation medium.
     Treatment of Premium. If the issue price of the 2016 Notes is greater than their principal amount, you will be considered to have purchased the 2016 Note at a premium. You generally may elect to amortize this premium over the term of the 2016 Note. If you make this election, the amount of interest income you must report for U.S. federal income tax purposes with respect to any interest payment date will be reduced by the amount of premium allocated to the period from the previous interest payment date to that interest payment date. The amount of premium allocated to any such period is calculated by taking the difference between (i) the stated interest payable on the interest payment date on which that period ends and (ii) the product of (a) the 2016 Note’s overall yield to maturity and (b) your acquisition cost for the 2016 Note (reduced by amounts of premium allocated to previous periods). If you make the election to amortize premium, you must apply it to the 2016 Note and to all debt instruments that you hold at the beginning of your taxable year in which you make the election and all debt instruments you subsequently acquire at a premium, unless you obtain the consent of the IRS.
     If you do not make the election to amortize premium on a 2016 Note and you hold the 2016 Note to maturity, you will have a capital loss for U.S. federal income tax purposes, equal to the amount of the premium, when the 2016 Note matures. If you do not make the election to amortize premium and you sell or otherwise dispose of the 2016 Note before maturity, the premium will be included in your “tax basis” in the 2016 Note, as defined below, and therefore will decrease the gain, or increase the loss, that you otherwise would realize on the sale or other disposition of the 2016 Note.
     Payments of Interest on 2016 Notes. Payments of interest, including additional amounts, if any, on a 2016 Note generally will be taxable to you as ordinary interest income. If you generally report your taxable income using the accrual method of accounting, you must include payments of interest in your income as they accrue. If you generally report your taxable income using the cash method of accounting, you must include payments of interest in your income when you receive them.
     For purposes of the foreign tax credit provisions of the Code, interest paid on 2016 Notes generally will constitute foreign source income and will be categorized as “passive income” (or, in certain cases, as “financial services income”) for taxable years ending on or before December 31, 2006, and as “passive category income” (or, in certain cases, as “general category income”) for taxable years beginning after December 31, 2006.
     Sale or Retirement of 2016 Notes. If you sell or otherwise dispose of a 2016 Note, you generally will be required to report a capital gain or loss equal to the difference between your “amount realized” and your “tax basis” in the 2016 Note. Your “amount realized” will be the value of what you receive for selling or otherwise disposing of the 2016 Note, other than amounts that represent interest that is due to you but that has not yet been paid (which will be taxed to you as interest). Your “tax basis” in the 2016 Note will equal the amount that you paid for the 2016 Note, decreased (but not below zero) by any amortized premium (as discussed above) and by any cash payments of principal that you have received with respect to the 2016 Note.
     Gain or loss from the sale or other disposition of a 2016 Note generally will be long-term capital gain or loss if, at the time you sell or dispose of the 2016 Note, you have held it for more than one year. The gain or loss will be short-term capital gain or loss if you held the 2016 Note for one year or less. If you are not a corporation, you will generally pay less U.S. federal income tax on long-term capital gain than on short-term capital gain. Limitations may apply to your ability to deduct a capital loss. Any capital gains or losses that arise when you sell or dispose of a 2016 Note generally will be treated as U.S. source income, or loss allocable to U.S. source income, for purposes of the foreign tax credit provisions of the Code.
Non-U.S. Holders
     This section applies to you if you are a “non-U.S. holder,” meaning that you are a beneficial owner of a 2016 Note that is not a “U.S. holder” as defined above.
     Payment of Interest on 2016 Notes. Subject to the discussion of backup withholding below, you will not be subject to U.S. federal income tax on interest that you receive on a 2016 Note unless you are engaged in a trade or business in the United States and the interest on the 2016 Note is treated for tax purposes as “effectively connected” to that trade or business. If you are engaged in a U.S. trade or business and the interest income is treated as effectively connected to that trade or business, (i) you will generally be subject to U.S. federal income tax on that interest in the same manner as if you were a U.S. holder, and (ii) if you are a corporation, that interest may increase your liability under the U.S. branch profits tax.
     Sale or Retirement of 2016 Notes. Subject to the discussion of backup withholding below, you will not be subject to U.S. federal income tax or withholding tax for any capital gain that you realize when you sell a 2016 Note (or when you exchange an old note for a 2016 Note) if:
•	that gain is not effectively connected for tax purposes to any U.S. trade or business you are engaged in; and

•	if you are an individual, you (i) are not in the United States for 183 days or more in the taxable year in which you sell the 2016 Note, or (ii) do not have a tax home (as defined in the Code) in the United States in the taxable year in which you sell the 2016 Note and the gain is not attributable to any office or other fixed place of business that you maintain in the United States.
     Tender of Old Notes. Subject to the discussion of backup withholding below, you will not be subject to U.S. federal income tax or withholding tax for any capital gain that you realize when you tender an old note if:
•	that gain is not effectively connected for tax purposes to any U.S. trade or business you are engaged in; and

•	if you are an individual, you (i) are not in the United States for 183 days or more in the taxable year in which you tender the old note, or (ii) do not have a tax home (as defined in the Code) in the United States in the taxable year in which you tender the old note and the gain is not attributable to any office or other fixed place of business that you maintain in the United States.
     Backup Withholding and Information Reporting. In general, if you are not a corporation or otherwise exempt, information reporting requirements will apply to payments of principal and interest to you if such payments are made within the United States or by or through a custodian or nominee that is a “U.S. controlled person,” as defined below. “Backup withholding” will apply to such payments if you fail to provide an accurate taxpayer identification number, if you fail to certify that you are not subject to backup withholding, if you fail to report all interest and dividend income required to be shown on your federal income tax returns, or if you fail to demonstrate your eligibility for an exemption.
     If you are a non-U.S. holder, you are generally exempt from these withholding and reporting requirements (assuming that the gain or income is otherwise exempt from U.S. federal income tax), but you may be required to comply with certification and identification procedures in order to prove your exemption. If you hold a 2016 Note through a foreign partnership, these certification procedures would generally be applied to you as a partner.
     If you are paid the proceeds of a sale or redemption of a 2016 Note effected at the U.S. office of a broker, you will generally be subject to the information reporting and backup withholding rules described above. In addition, the information reporting rules will apply to payments of proceeds of a sale or redemption effected at a foreign office of a broker that is a “U.S. controlled person,” as defined below. A U.S. controlled person is:
•	a U.S. person;

•	a controlled foreign corporation for U.S. federal tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for tax purposes for a specified three-year period; or

•	a foreign partnership (i) in which U.S. persons hold more than 50% of the income or capital interests, or (ii) that is engaged in a U.S. trade or business.
Any amounts withheld under the backup withholding rules from a payment to you will generally be allowed as a refund or a credit against your U.S. federal income tax liability as long as you provide the required information to the IRS.
The Republic of Turkey
     Article 30 of the Corporation Tax Law of The Republic (Law No. 5520) (the “Corporation Tax Law”) (published in the Official Gazette dated June 21, 2006, No. 26205) requires a 15% withholding tax from the interest received under the 2016 Notes by the limited tax liability persons, whom are legal entities resident outside the Republic. However, according to Article 30 of the Corporation Tax Law and the Council of Ministers’ Decree (Decree No. 2003/6575) (the “Decree No. 2003/6575) (published in the Official Gazette dated December 30, 2003, No. 25332) issued thereunder, the rate of such withholding tax is reduced to 0%.
     Article 94 of the Income Tax Law of The Republic (Law No.193) (the “Income Tax Law”) (published in the Official Gazette dated January 6, 1961, No. 10700) requires a 25% withholding tax from the interest received under the 2016 Notes by the limited tax liability persons, whom are individuals resident outside the Republic. However, according to Article 94 of the Income Tax Law and the Council of Ministers’ Decree (Decree No. 2003/6577) (the “Decree No. 2003/6577) (published in the Official Gazette dated December 30, 2003, No. 25332) issued thereunder, the rate of such withholding tax is reduced to 0%.
     There can be no assurance that such rates will continue to be 0%, but in the event of any increase in such rates, the Republic will be obliged to pay additional amounts as specified in Condition 7 of the Terms and Conditions of the 2016 Notes.
     It should be noted that, according to Article 15(b) of the Law Regarding the Regulation of Public Finance and Debt Management (Law No. 4749) the principal amount of the 2016 Notes and the interest thereon on each interest payment date shall be considered part of the consolidated State debt and as a result shall be exempt from any and all Turkish taxes, including withholding tax, and the issuance, delivery and execution of the 2016 Notes are also exempt from Turkish stamp tax and, according to Section IV.24 of

Table 2 of the Stamp Tax Law (Law No. 488) (as amended), all documents and agreements issued in connection with the repayment of the 2016 Notes are also exempt from Turkish stamp tax.
     As a result, Turkish law, as presently in effect, does not require deduction or withholding for or on account of taxes on payment of principal at maturity or on the redemption date or payment of interest to a holder of the 2016 Notes.
     Residents of the Republic and persons otherwise subject to Turkish taxation and non-residents realizing gains from the sale or disposition of the 2016 Notes to Turkish residents (whether individuals or legal entities) and non-residents realizing income from their commercial and business activities in the Republic (whether individuals or legal entities) are advised to consult their own tax advisors in determining any consequences to them of the sale or disposition of the 2016 Notes.
     In addition to the above, the Revenue Administration of the Ministry of Finance of the Republic of Turkey in its advisory letters dated November 25, 2005, No. 063230 and April 13, 2006, No. 027359 is of the view that, income realized by the residents, in and outside of the Republic, from the exchange of existing notes (issued by the Republic abroad, e.g. eurobonds) issued by the Republic, with eurobonds to be newly issued and consequently the early redemption of existing eurobonds, is qualified as interest. Accordingly, pursuant to Article 30 of the Corporation Tax Law and the Decree No. 2003/6575 issued thereunder, the income realized by non-resident legal entities from the exchange of existing eurobonds with the new eurobonds is subject to a 0% withholding tax. In addition, according to Article 94 of the Income Tax Law and the Decree No. 2003/6577 issued thereunder, the income realized by non-resident individuals from the exchange of existing eurobonds with the new eurobonds is also subject to 0% withholding tax.
     Non-resident legal entities and individuals are not subject to the Banking and Insurance Transaction Tax (the “BITT”) for the income realized from the exchange of existing eurobonds with the new eurobonds. Turkish residents are also exempt from the BITT (as per Article 29(c) of the Transaction Tax Law (Law No. 6802) (published in the Official Gazette dated July 23, 1956, No. 9362)).
     Income realized by the legal entities and individuals resident in the Republic, from the exchange of the existing eurobonds with the new eurobonds, is qualified as interest and this income is subject to Turkish corporation tax and income tax in general.
EU Directive on Taxation of Savings Income
     Under EC Council Directive 2003/48/EC on the taxation of savings income (the “EU Savings Tax Directive”), each Member State of the European Union is required, from July 1, 2005, to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to, or collected by such a person for, an individual resident in that other Member State; however, for a transitional period, Austria, Belgium and Luxembourg may instead apply a withholding system in relation to such payments, deduction tax at rates rising over time to 35%. The transitional period is to terminate at the end of the first full fiscal year following agreement by certain non-EU countries to the exchange of information relating to such payments.
     Also with effect from July 1, 2005, a number of non-EU countries and certain dependent or associated territories of certain Member States, have agreed to adopt measures (either provision of information or transitional withholding) in relation to payments made by a person within its jurisdiction to, or collected by such a person for, an individual resident in a Member State. In addition, the Member States have entered into reciprocal provision of information or transitional withholding arrangements with certain of those dependent or associated territories in relation to payments made by a person in a Member State to, or collected by such a person for, an individual resident in one of those territories.

Grand Duchy of Luxembourg
Withholding Tax
          All payments of interest and principal by the Republic under the 2016 Notes can be made free and clear of any withholding or deduction of or on account of any taxes of whatsoever nature imposed, levied, withheld, or assessed by Luxembourg or any political subdivision or taxing authority thereof or therein, in accordance with applicable Luxembourg laws and administrative practice, subject however to the application of the Luxembourg law of June 21, 2005 implementing, the European Union Savings Directive (see section “EU Directive on Taxation of Savings Income” above), which may be applicable in the event of the Republic appointing a paying agent in Luxembourg within the meaning of the above-mentioned Directive. Responsibility for the withholding of tax in application of the Luxembourg law of June 21, 2005 implementing the European Union Savings Directive is assumed by the paying agent and not by the Republic.
          In addition, as regards Luxembourg resident individuals, the Luxembourg government recently announced its plan to introduce a 10% final withholding tax on savings interest starting with the year 2006.

JOINT DEALER MANAGERS AND JOINT BOOK RUNNERS; PLAN OF DISTRIBUTION
          The Republic has entered into a dealer managers agreement with Citigroup Global Markets Inc. and Goldman Sachs International, as the joint dealer managers for the invitation. Citigroup Global Markets Inc. and Goldman Sachs International, as dealer managers under the Dealer Managers Agreement, are referred to in this prospectus supplement as the “joint dealer managers.” Pursuant to the Dealer Managers Agreement, the Republic has:
•	retained the joint dealer managers to act, directly or through affiliates, on behalf of the Republic as joint dealer managers in connection with the invitation;

•	agreed to pay the joint dealer managers a fee of US$1.25 per US$1,000 of principal amount of 2016 Notes issued pursuant to the global note offering; and

•	agreed to indemnify the joint dealer managers against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended.
          The obligations of the joint dealer managers under the Dealer Managers Agreement are subject to certain conditions. At any given time, the joint dealer managers may trade the old notes or other debt securities of the Republic for their own accounts or for the accounts of customers and may accordingly hold a long or short position in the old notes or other securities of the Republic.
          We and Citigroup Global Markets Inc. and Goldman Sachs International, acting as “joint book runners”, have entered into an underwriting agreement, dated as of September 14, 2006, relating to the offering and sale of the 2016 Notes in the cash offering. In the underwriting agreement, we have agreed to sell to each joint book runner, and each joint book runner has agreed, severally and not jointly, to purchase from us, the principal amount of 2016 Notes that appears opposite the name of such underwriter in the table below:

Citigroup Global Markets Inc.	$165,140,000
Goldman Sachs International	$165,140,000
Total	$330,280,000

          The obligations of the joint book runners under the underwriting agreement, including their agreement to purchase 2016 Notes from us, are several and not joint. These obligations are also subject to the satisfaction of certain conditions in the underwriting agreement. The joint book runners have agreed to purchase all of the 2016 Notes if any of them are purchased.
          The joint book runners have advised us that they propose to offer the 2016 Notes to the public at the issue price of US $991.52 per US $1,000 principal amount of 2016 Notes. The joint book runners may offer the 2016 Notes to selected dealers at the public offering price minus an underwriting discount of up to 0.125% of the principal amount. After the initial public offering, the joint book runners may change the public offering price and any other selling terms.
          In the underwriting agreement, we have agreed that we will indemnify the joint book runners against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
          If any of the joint dealer managers or the joint book runners acquire any 2016 Notes pursuant to the global note offering, they may resell those 2016 Notes from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. Any such 2016 Notes may be offered to the public (to the extent permitted by applicable law) either through an underwriting syndicate represented by the joint dealer managers or the joint book runners or directly by the joint dealer managers or the joint book runners. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be varied from time to time by the joint dealer managers or the joint book runners.
          In connection with the global note offering, the joint dealer managers and/or the joint book runners may purchase and sell 2016 Notes or old notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the joint dealer managers or the joint book runners, for themselves or a syndicate, if there is a syndicate, in connection with the global note offering in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Overallotment involves sales in excess of the offering size, which would create a short position for the joint book runners in the cash offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities. Short positions created by the joint dealer managers or the joint book runners, for themselves or a syndicate, if there is a syndicate, involve the sale by the joint dealer managers or the joint book runners of a greater number of securities than they own or have a right to purchase. Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover short positions. These activities may stabilize, maintain or otherwise affect the market prices of the 2016 Notes or old notes, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time. These transactions may be effected on the Luxembourg Stock Exchange, in the over-the-counter market or otherwise.
          In the ordinary course of their activities, the joint dealer managers and their respective affiliates may purchase and sell the 2016 Notes and/or old notes in the open market or otherwise, may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers, in securities of the Republic.
          In the ordinary course of their respective businesses, the joint dealer managers, the joint book runners and their respective affiliates have engaged, and may engage in the future, in investment and commercial banking transactions with the Republic, for which they have received customary fees.
          The joint book runners have informed the Republic that they do not intend to confirm sales of New Notes in the cash offering to any accounts over which they exercise discretionary authority, and the joint dealer managers have informed the Republic that they do not intend to submit offers to exchange old notes for any accounts over which they exercise discretionary authority.
          The joint dealer managers and the joint book runners are relying on an exemption obtained from the SEC pursuant to Rule 101 of Regulation M under the Securities Exchange Act of 1934, as amended, with respect to the trading activities of the joint dealer managers, the joint book runners and certain of their affiliates in connection with the global note offering.
          The Republic estimates that its share of the total expenses of the global note offering, excluding fees and commissions, will be approximately US$200,000.
          The Republic has retained Citibank, N.A. to act as exchange agent and Kredietbank S.A. Luxembourgeoise to act as Luxembourg exchange agent in connection with the invitation.
          The Republic has agreed to:
•	pay the exchange agent and the Luxembourg exchange agent customary fees for their services;

•	reimburse the exchange agent and the Luxembourg exchange agent for certain of their out-of-pocket expenses in connection with the invitation; and

•	indemnify the exchange agent and the Luxembourg exchange agent against certain liabilities, including liabilities under the U. S. Securities Act of 1933, as amended.
          Delivery of the notes will be made against payment therefor on or about the eighth New York business day following the date of pricing the notes (such settlement being referred to as “T+8”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing will be required, by virtue of the fact that the notes will initially settle in T+8, to specify an alternative settlement cycle at the time of such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing should consult their own advisers.

JURISDICTIONAL RESTRICTIONS
The distribution of the global note offering materials and the transactions contemplated by the global note offering materials may be restricted by law in certain jurisdictions. Persons into whose possession the global note offering materials come are required by the Republic to inform themselves of and to observe any of these restrictions.
The global note offering materials do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make an offer or solicitation.
In any jurisdiction in which the global note offering is required to be made by a licensed broker or dealer and in which a joint dealer manager or a joint book runner, or any affiliate of a joint dealer manager or joint book runner is so licensed, it shall be deemed to be made by such joint dealer manager or joint book runner or such affiliate on behalf of the Republic.
Restrictions in connection with the Invitation
The 2016 Notes are only being offered to Qualifying Eligible Holders and the Cash Equivalent Amount is only available to Cash Eligible Holders in each case who are Authorised Holders.
An “Authorised Holder” is a holder of old notes who is resident in any of the following “approved jurisdictions”.
1.	the United States of America;

2.	any state in the EEA (other than Italy, France and Belgium) which has implemented in full the Prospectus Directive, including the United Kingdom, Germany, Spain, Portugal, Greece, The Netherlands, Luxembourg, Ireland, Denmark, Finland and Austria;

3.	Belgium, to the extent that the holder (i) is a qualifying professional investor within the meaning of Article 3,2° of the Belgian Royal Decree of 2 July 1999 (the “Royal Decree”) on the public nature of financial transactions acting for its own account, or (ii) wishes to tender Existing Securities for a consideration which is the equivalent in U.S.$ of €250,000, or (iii) you have not been informed about the Exchange Offer through information published in Belgian media or through documentation sent (whether on paper or electronically) or telephone calls made to you, in each case by or for the account of the Republic or the joint dealer managers and you are not aware, and do not have any reason to believe, that the Exchange Offer would have been of a public nature within the meaning of Article 2 of the Royal Decree;

4.	France, to the extent that the holder is a provider of investment services relating to portfolio management for the account of third parties or a qualified investor (investisseur qualifié) acting for its own account as defined in Article L. 411-2 and D.LHI-1 of the French Code monétaire et financier;

5.	Turkey;

6.	Switzerland;

7.	Hong Kong, to the extent that the holder is a “professional investor” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance;

8.	Singapore, to the extent that the holder is (i) an institutional investor pursuant to Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) an accredited investor or other relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) is otherwise permitted, and in accordance with the conditions of, any other applicable provision of the SFA;

9.	Israel, to the extent that the holder is an investor of the type listed in the First Schedule to Israel’s Securities Law, 5728-1968;

10.	United Arab Emirates;

11.	Guernsey, to the extent that the holder is a person who hold a licence under the Protection of Investors (Bailiwick of Guernsey) Law, 1987; the Insurance Business (Bailiwick of Guernsey) Law, 2002; the Banking Supervision (Bailiwick of Guernsey) Law, 1994 or the Regulation of Fiduciaries, Administration Businesses and Company Directors, etc (Bailiwick of Guernsey) Law, 2000;

12.	Jersey;

13.	Lichtenstein;

14.	Malta;

15.	Bermuda;

16.	Bahrain;

17.	Cayman Islands;

18.	Canada, to the extent that the holder is a resident of the province of Ontario or Québec and can make the representations set out in “Representation of Purchasers” under the heading “Canada” below;

19.	Lebanon;

20.	any other state, to the extent that the holder is able to satisfy us that it is a person who can properly receive the 2016 Notes or, as the case may be, the Cash Equivalent Amount.
Restrictions in connection with the cash offering
Bahrain

Each of the joint dealer managers has represented and warranted that it has not made and will not make any invitation to the public in the Kingdom of Bahrain to subscribe for the cash offering and that this prospectus supplement and the accompanying prospectus will not be issued, passed to, or made available to the public generally. The Bahrain Monetary Agency (“BMA”) has not reviewed, nor has it approved, this prospectus supplement and the accompanying prospectus or the marketing of the cash offering in the Kingdom of Bahrain. The BMA is not responsible for the performance of the cash offering.
Canada
INFORMATION FOR CANADIAN INVESTORS
No securities commission or similar authority in Canada has reviewed or in any way passed upon this prospectus supplement or the accompanying prospectus or the merits of the securities described herein and any representation to the contrary is an offence.
REPRESENTATIONS OF PURCHASERS
The 2016 Notes are being offered in Canada only in the provinces of Ontario and Québec.
Each Canadian investor who purchases 2016 Notes will be deemed to have represented to the Republic, the joint dealer managers and any dealer who sells 2016 Notes to such purchaser that: (a) the offer and sale of the 2016 Notes was made exclusively through this prospectus supplement to the prospectus and was not made through an advertisement of the 2016 Notes in any printed media of general and regular paid circulation, radio, television or telecommunications, including electronic display, or any other form of advertising in Canada; (b) such purchaser has reviewed and acknowledges the terms referred to below under “Resale Restrictions”; (c) where required by law, such purchaser is purchasing as principal for its own account and not as agent; and (d) such purchaser, or any ultimate purchaser for which such purchaser is acting as agent, is entitled under applicable Canadian securities laws to purchase such 2016 Notes without the benefit of a prospectus qualified under such securities laws, and without limiting the generality of the foregoing: (i) in the case of a purchaser resident in Québec, such purchaser is an “accredited investor” as defined in section 1.1 of National Instrument 45-106 Prospectus and Registration Exemptions (“NI 45-106”) and without the dealer having to be registered, (ii) in the case of a purchaser resident in Ontario, such purchaser, or any ultimate purchaser for which such purchaser is acting as agent (1) is an “accredited investor”, other than an individual, as defined in NI 45-106, and is a person to which a dealer registered as an international dealer in Ontario may sell 2016 Notes or (2) is an “accredited investor”, including an individual, as defined in NI 45-106 and is purchasing 2016 Notes from a registered investment dealer within the meaning of section 98 of the Regulation to the Securities Act (Ontario).
In addition, each purchaser of 2016 Notes resident in Ontario who receives a purchase confirmation, by the purchaser’s receipt thereof, will be deemed to have represented to the Republic, the joint dealer managers and the dealer from whom such purchase confirmation was received, that such purchaser: (a) has been notified by the Republic (i) that the Republic is required to provide information (“personal information”) pertaining to the purchaser as required to be disclosed in Schedule I of Form 45-106F1 under NI 45-106 (including its name, address, telephone number and the number and value of any 2016 Notes purchased), which Form 45-

106F1 is required to be filed by the Republic under NI 45-106; (ii) that such personal information will be delivered to the Ontario Securities Commission (the “OSC”) in accordance with NI 45-106; (iii) that such personal information is being collected indirectly by the OSC under the authority granted to it under the securities legislation of Ontario; (iv) that such personal information is being collected for the purposes of the administration and enforcement of the securities legislation of Ontario; and (iv) that the public official in Ontario who can answer questions about the OSC’s indirect collection of such personal information is the Administrative Assistant to the Director of Corporate Finance at the OSC, Suite 1903, Box 5520 Queen Street West, Toronto, Ontario M5H 3S8, Telephone: (416) 593-8086; and (b) by purchasing 2016 Notes, such purchaser has authorized the indirect collection of the personal information by the OSC. Further, the purchaser acknowledges that its name, address, telephone number and other specified information, including the number of 2016 Notes it has purchased and the aggregate purchase price to the purchaser, may be disclosed to other Canadian securities regulatory authorities and may become available to the public in accordance with the requirements of applicable laws. By purchasing the 2016 Notes, the purchaser consents to the disclosure of such information.
RESALE RESTRICTIONS
The distribution of the 2016 Notes in Canada is being made on a private placement basis only and is exempt from the requirement that the Republic prepare and file a prospectus with the relevant Canadian regulatory authorities. Accordingly, any resale of the 2016 Notes must be made in accordance with applicable securities laws which may require resales to be made in accordance with exemptions from registration and prospectus requirements. Canadian purchasers are advised to seek legal advice prior to any resale of the 2016 Notes. Canadian investors should also refer to the restrictions listed hereunder for additional restrictions on resales under securities laws applicable to holders of the 2016 Notes.
The Republic is not a “reporting issuer”, as such term is defined under applicable Canadian securities legislation, in any province or territory of Canada in which the 2016 Notes will be offered. Under no circumstances will the Republic be required to file a prospectus or similar document with any securities regulatory authority in Canada qualifying the resale of the 2016 Notes to the public in any province or territory of Canada. Canadian investors are advised that the Republic currently does not intend to file a prospectus or similar document with any securities regulatory authority in Canada qualifying the resale of the 2016 Notes to the public in any province or territory of Canada.
TAXATION AND ELIGIBILITY FOR INVESTMENT
Any discussion of taxation and related matters contained in this prospectus supplement to the prospectus does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the 2016 Notes. Canadian investors should consult their own legal and tax advisers with respect to the tax consequences of an investment in the 2016 Notes in their particular circumstances and with respect to the eligibility of the 2016 Notes for investment by such investor under relevant Canadian legislation and regulations.
Canadian investors should consult with their own legal and tax advisers regarding the Canadian federal income tax consequences of an investment in the 2016 Notes and should refer to

“Taxation” contained in this prospectus supplement to the prospectus for additional general information.
RIGHTS OF ACTION FOR DAMAGES OR RESCISSION
Securities legislation in certain of the Canadian private placement provinces provides purchasers of securities pursuant to this prospectus supplement and the accompanying prospectus with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where this prospectus supplement and the accompanying prospectus and any amendment to it contains a “Misrepresentation”. Where used herein, “Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make any statement not misleading in light of the circumstances in which it was made. These remedies, or notice with respect these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed by applicable securities legislation.
Ontario
Section 130.1 of the Securities Act (Ontario) provides that every purchaser of securities pursuant to an offering memorandum (such as this prospectus supplement and the accompanying prospectus) shall have a statutory right of action for damages or rescission against the issuer and any selling security holder in the event that the offering memorandum contains a Misrepresentation. A purchaser who purchases securities offered by the offering memorandum during the period of distribution has, without regard to whether the purchaser relied upon the Misrepresentation, a right of action for damages or, alternatively, while still the owner of the securities, for rescission against the issuer and any selling security holder provided that:
(a)	if the purchaser exercises its right of rescission, it shall cease to have a right of action for damages as against the issuer and the selling security holders, if any;

(b)	the issuer and the selling security holders, if any, will not be liable if they prove that the purchaser purchased the securities with knowledge of the Misrepresentation;

(c)	the issuer and the selling security holders, if any, will not be liable for all or any portion of damages that it proves do not represent the depreciation in value of the securities as a result of the Misrepresentation relied upon; and

(d)	in no case shall the amount recoverable exceed the price at which the securities were offered.
Section 138 of the Securities Act (Ontario) provides that no action shall be commenced to enforce these rights more than:
(a)	in the case of an action for rescission, 180 days from the day of the transaction that gave rise to the cause of action; or

(b)	in the case of an action for damages, the earlier of:
(i)	180 days from the day that the purchaser first had knowledge of the facts giving rise to the cause of action; or

(ii)	three years from the day of the transaction that gave rise to the cause of action.
The rights referred to in section 130.1 of the Securities Act (Ontario) do not apply in respect of an offering memorandum (such as this prospectus supplement to the prospectus) delivered to a prospective purchaser in connection with a distribution made in reliance on the exemption from the prospectus requirement in section 2.3 of National Instrument 45-106 (the “accredited investor” exemption) if the prospective purchaser is:
(a)	a Canadian financial institution or a Schedule III bank,

(b)	the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada), or

(c)	a subsidiary of any person referred to in paragraphs (a) and (b), if the person owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary.
LANGUAGE OF DOCUMENTS
By its receipt of this document, each Canadian investor confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.
France
Each of the joint dealer managers has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, the 2016 Notes to the public in France and that offers and sales of the 2016 Notes in France will be made only to providers of investment services relating to portfolio management for the account of third parties and/or to qualified investors (investisseurs qualifiés), as defined in Articles L.411-2 and D.411-1 to D.411-3 of the French Code monétaire et financier, but excluding individuals referred to in Article D.411-1 II 2°.
In addition, each of the joint dealer managers has represented and agreed that it has not distributed or caused to be distributed and will not distribute or cause to be distributed in France this prospectus supplement and the accompanying prospectus or any other offering material relating to the 2016 Notes other than to investors to whom offers and sales of 2016 Notes in France may be made as described above.
Guernsey
The 2016 Notes may not be offered, sold, transferred or delivered in the Bailiwick or Guernsey as part of their initial distribution or at any time thereafter, directly or indirectly, other than to persons who hold a license under the Protection of Investors (Bailiwick of Guernsey) Law, 1987; the Insurance Business (Bailiwick of Guernsey) Law, 2002; the Banking Supervision

(Bailiwick of Guernsey) Law, 1994 or the Regulation of Fiduciaries, Administration Businesses and Company Directors, etc (Bailiwick of Guernsey) Law, 2000.
Hong Kong
Each of the joint dealer managers has represented and agreed that it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the 2016 Notes or the cash offering, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the 2016 Notes subject to the terms of the cash offering which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.
Israel
No action has been or will be taken in Israel that would permit an offering of the 2016 Notes or a distribution of the cash offering materials.
Italy
Each of the joint dealer managers represents that it has not offered, sold or delivered, and will not offer, sell or deliver any 2016 Notes or distribute copies of the Prospectus Supplement, the accompanying Prospectus or any other document relating to the 2016 Notes in the Republic of Italy except to “Professional investors”, as defined in Article 31.2 of CONSOB Regulation No. 11522 of 1st July 1998 (“Regulation No. 11522”), as amended, pursuant to Articles 30.2 and 100 of Legislative Decree No. 58 of 24th February 1998 (“Decree No. 58”), or in any other circumstances where an express exemption from compliance with the solicitation restrictions provided by Decree No. 58 or CONSOB Regulation No. 11971 of 14th May 1999, as amended, applies, provided however, that any such offer, sale or delivery of the 2016 Notes or distribution of copies of the Prospectus Supplement, the accompanying Prospectus or any other document relating to the 2016 Notes in the Republic of Italy must be:
(a)	made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1st September 1993 (“Decree No. 385”), Decree No. 58, Regulation No. 11522 and any other applicable laws and regulations:

(b)	in compliance with Article 129 of Decree No. 385 and the implementing instructions of the Bank of Italy, pursuant to which the issue or placement of securities in Italy is subject to prior notification to the Bank of Italy, unless an exemption, depending inter alia, on the amount of the issue and the characteristics of the securities, applies; and

(c)	No. 385 and the implementing regulations and decrees; and

(d)	in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

Transfer Restriction in Italy
Article 100-bis of Legislative Decree No. 58 of 24 February 1998 (as amended) affects the transferability of the 2016 Notes in Italy to the extent that an offer of 2016 Notes (or any part of such offer) is made solely to professional investors and such 2016 Notes are then transferred in Italy during the period of 12 months from the date of issue of the 2016 Notes. Where this occurs, professional investors will be liable to purchasers of the 2016 Notes who are non-professional investors for any default by The Republic in its payment obligations under the 2016 Notes if The Republic is or becomes insolvent, even where the sale by the professional investor took place at the express request of the purchaser. The above provisions will not apply where the professional investor, prior to any such transfer of 2016 Notes, delivered to the purchaser an information document containing all such information as is required by CONSOB. As at the date of this letter, CONSOB has not implemented any regulations specifying the content of such information document.
Lichtenstein
The 2016 Notes are offered to a narrowly defined category of investors, in all cases and under all circumstances designed to preclude a public solicitation in Liechtenstein. This Prospectus Supplement and accompanying Prospectus may not be reproduced or used for any other purpose, nor be furnished to any other person other than those to whom copies have personally been sent.
Singapore
This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the cash offering or sale of the 2016 Notes may not be circulated or distributed, nor may the 2016 Notes be offered or sold, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to an accredited investor or other relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Turkey
The offering of the 2016 Notes has not been and will not be registered with the Turkish Capital Markets Board (the “CMB”) under the provisions of Law No. 2499 of The Republic Relating to Capital Markets (the “CML”) and, accordingly, the 2016 Notes (or beneficial interests therein) may not be offered or sold within Turkey under current capital markets regulations. Neither this prospectus supplement nor any other cash offering materials related to the offering may be utilised in connection with any general offering to the public within The Republic for the purpose of the sale of the 2016 Notes without the prior approval of the CMB. There is, however, no restriction on the purchase or sale of the 2016 Notes (or beneficial interests therein) without the prior approval of the CMB by residents of Turkey; provided that they purchase or sell the 2016 Notes (or beneficial interests therein) in the financial markets outside Turkey through banks and the brokerage institutions (authorised pursuant to the CMB regulations) in accordance with Article 15(d)(ii) of Decree No. 32 on the Protection of the Value of the Turkish Currency (as issued in August 1989 and amended in December 1989, June 1991, March 1993, October 1994, April 1997, December 1998, July 1999, July 2001, June 2003, August 2004 and December 2004).
United Arab Emirates
The information contained in the cash offering materials does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 of the UAE, as amended) or otherwise and is not intended to be a public offer. Further the information contained in the cash offering materials is not intended to lead to the conclusion of any contract of whatsoever nature within the territory of the UAE and is addressed only to persons who are institutional or otherwise sophisticated high net worth investors.
United Kingdom
Each of the joint dealer managers has represented and agreed that it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any 2016 Notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS
     Certain legal matters will be passed upon for the Republic by the First Legal Advisor, Undersecretariat of Treasury, Prime Ministry, the Republic of Turkey. The validity of the 2016 Notes will be passed upon for the Republic by Arnold & Porter LLP, New York, special United States counsel for the Republic, and for the joint dealer managers by Clifford Chance Limited Liability Partnership, London, United Kingdom, counsel to the joint dealer managers. All statements in this prospectus supplement with respect to matters of Turkish law have been passed upon for the Republic by the First Legal Advisor, and for the joint dealer managers by Pekin & Pekin, Istanbul, Turkey. In rendering their opinions, Arnold & Porter LLP will rely as to all matters of Turkish law upon the First Legal Advisor and Clifford Chance Limited Liability Partnership will rely as to all matters of Turkish law upon Pekin & Pekin.

INCORPORATION BY REFERENCE
          The table below sets out the page references containing the information incorporated by reference, as required by Article 11 of Directive 2003/71/EC, from (i) the Annual Report on the Form 18-K for the Republic (for the purposes of this section, the “Issuer”) for the fiscal year ended December 31, 2004 filed with the SEC on September 29, 2005 and provided to the Luxembourg Stock Exchange, which contains the economic, financial and statistical information for fiscal years ended December 31, 2004, December 31, 2003, December 31, 2002, December 31, 2001 and December 31, 2000 and (ii) Amendment No. 5 to the Annual Report on the Form 18-K/A, filed with the SEC on August 1, 2006 and provided to the Luxembourg Stock Exchange.
          For purposes of Commission Regulation (EC) No. 809/2004, any information not listed in the table below but included in the documents incorporated by reference is given for information purposes only.

Amendment No. 5 to the Annual
EC No. 809/2004 Item	Annual Report on Form 18-K for 2004	Report on Form 18-K/A

The Issuer’s position within the governmental framework	“Description of the Republic — Government Organization and Political Background” on pages 11 to 14 of Exhibit D to the Annual Report on Form 18-K for 2004 filed with the SEC on September 29, 2005

Geographic location and legal form of the Issuer	“Description of the Republic” and “ — Location, Area and Topography “ on page 10 of Exhibit D to the Annual Report on Form 18-K for 2004 filed with the SEC on September 29, 2005

Structure of the Issuer’s economy	“Economy” on pages 21 to 49 of Exhibit D to the Annual Report on Form 18-K for 2004 filed with the SEC on September 29, 2005	Section “Key Economic Indicators” in Exhibit N to the Annual Report on Form 18-K for 2004 filed with the SEC on August 1, 2006 as an exhibit to Amendment No. 5 to the Annual Report for 2004

Gross domestic product	“Economy — Gross Domestic Product” on pages 22 and 23 of Exhibit D to the Annual Report on Form 18-K for 2004 filed with the SEC on September 29, 2005

Turkey’s political system and government	“Description of the Republic — Government Organization and Political Background” on pages 11 to 14 of Exhibit D to the Annual Report on Form 18-K for 2004 filed with the SEC on September 29, 2005	Section “Political Conditions” in Exhibit N to the Annual Report on Form 18-K for 2004 filed with the SEC on August 1, 2006 as an exhibit to Amendment No. 5 to the Annual Report for 2004

Tax and budgetary systems of the Issuer	“Public Finance — Taxation” and “ — Recent Developments in Tax Policy” on pages 90 to 95 of Exhibit D to the Annual Report on Form 18-K for 2004 filed with the SEC on September 29, 2005 and “Public Finance — Consolidated Central Government Budget” on pages 85 to 89 of Exhibit D to the Annual Report on Form 18-K for 2004 filed with the SEC on September 29, 2005	Section “Public Finance and Budget” in Exhibit N to the Annual Report on Form 18-K for 2004 filed with the SEC on August 1, 2006 as an exhibit to Amendment No. 5 to the Annual Report for 2004

Gross public debt of the Issuer	“Debt” on pages 106 to 121 of Exhibit D to the Annual Report on Form 18-K for 2004 filed with the SEC on September 29, 2005	Section “Debt” in Exhibit N to the Annual Report on Form 18-K for 2004 filed with the SEC on August 1, 2006 as an exhibit to Amendment No. 5 to the Annual Report for 2004

Foreign trade and balance of payments	“Foreign Trade and Balance of Payments” on pages 50 to 62 of Exhibit D to the Annual Report on Form 18-K for 2004 filed with the SEC on September 29, 2005

Foreign exchange reserves	“Foreign Trade and Balance of Payments — International Reserves “ on page 62 of Exhibit D to the Annual Report on Form 18-K for 2004 filed with the SEC on September 29, 2005	Section “Foreign Trade and Balance of Payments” in Exhibit N to the Annual Report on Form 18-K for 2004 filed with the SEC on August 1, 2006 as an exhibit to Amendment No. 5 to the Annual Report for 2004

Income and expenditure figures	“Public Finance — Consolidated Central Government Budget” on page 89 of Exhibit D to the Annual Report on Form 18-K for 2004 filed with the SEC on September 29, 2005
The prospectus supplement and accompanying prospectus including the documents containing the information incorporated by reference will be published on the website of the Luxembourg Stock Exchange which is http://www.bourse.lu.

ANNEX A
HYPOTHETICAL TERMS

Pricing Date:	9/14/2006	US Dollar LIBOR and Swap Curve
Assumed Settlement Date:	9/26/2006

Years
to Maturity	Yield
0.083	5.3300%
0.25	5.3900%
0.5	5.4194%
1	5.3819%
2	5.2145%
3	5.1705%
4	5.1865%
5	5.2020%
6	5.2315%
7	5.2535%
8	5.2760%
9	5.2965%
10	5.3175%

US$ Pricing Table	Curve from Bloomberg IYC1 I52 and BBAM1 page
Old Notes

	Maturity	Average	Interpolated	Old Bond	Exchange			Accrued	Exchange
Coupon	Date	Life	Swap Rate	Spread	Yield	S	N	Interest*	Price*
11.375%	11/27/2006	0.169	5.3610%	-0.30%	5.0610%	119	1	$37.60	$1,010.29
10.000%	9/19/2007	0.981	5.3834%	0.10%	5.4834%	7	2	$1.94	$1,042.53
10.500%	1/13/2008	1.297	5.3321%	0.20%	5.5321%	73	3	$21.29	$1,061.20
9.875%	3/19/2008	1.481	5.3015%	0.30%	5.6015%	7	3	$1.92	$1,059.89
12.000%	12/15/2008	2.219	5.2048%	0.45%	5.6548%	101	5	$33.67	$1,130.42
12.375%	6/15/2009	2.719	5.1828%	0.80%	5.9828%	101	6	$34.72	$1,158.03
11.750%	6/15/2010	3.719	5.1820%	1.10%	6.2820%	101	8	$32.97	$1,178.66
New Notes

	Maturity	Average	Interpolated	Clearing	Clearing			Accrued	Exchange
Coupon	Date	Life	Swap Rate	Spread	Yield	S	N	Interest*	Price*
7.000%	9/26/2016	10.000	5.3175%	1.71%	7.0275%	0	20	$0.00	$998.05
Exchange Ratios, New Notes per $1MM Old Notes and Rounding Cash

Old Notes			New Note				New Notes
Maturity	Exchange	Accrued	Maturity	Exchange	Accrued	Exchange	per $1MM	Cash for
Date	Price*	Interest*	Date	Price*	Interest*	Ratio**	Old Notes***	Rounding
11/27/2006	$1,010.29	$37.60	9/26/2016	$998.05	$0.00	1.012264	$1,012,000	$263.49
9/19/2007	$1,042.53	$1.94	9/26/2016	$998.05	$0.00	1.044567	$1,044,000	$565.89
1/13/2008	$1,061.20	$21.29	9/26/2016	$998.05	$0.00	1.063273	$1,063,000	$272.47
3/19/2008	$1,059.89	$1.92	9/26/2016	$998.05	$0.00	1.061961	$1,061,000	$959.13
12/15/2008	$1,130.42	$33.67	9/26/2016	$998.05	$0.00	1.132629	$1,132,000	$627.77
6/15/2009	$1,158.03	$34.72	9/26/2016	$998.05	$0.00	1.160293	$1,160,000	$292.43
6/15/2010	$1,178.66	$32.97	9/26/2016	$998.05	$0.00	1.180963	$1,180,000	$961.12
* Rounded to nearest $0.01
** Rounded to nearest 0.000001
*** Rounded down to nearest $1,000

A-1

ANNEX B
FORMULA TO DETERMINE OLD NOTE PRICE
Definitions

Old Note Yield	The Old Note Yield equals the sum of (x) the interpolated USD LIBOR and swap rates from the expected settlement date to the maturity of the relevant series of Old Notes based on Bloomberg’s IYC1 I52 and BBAM1 screens as specified in the invitation, plus (y) the Old Note Spread in basis points, expressed as a percentage. The swap rate will be interpolated using a straight-line method.

Coupon	The contractual rate of interest payable on of the relevant series of Old Notes expressed as a decimal number.

N	The number of semi-annual payments of interest on the relevant series of Old Notes, based on the maturity date of such series of Old Notes, from (but not including) the expected settlement date to (and including) such maturity date.

S	The number of days from and including the interest payment date immediately preceding the expected settlement date up to, but not including, the expected settlement date. The number of days is computed using the 30/360 day-count method.

N
S
k=1	Summate. The term in the brackets to the right of the summation symbol is separately calculated “N” times (substituting for “k” in that term each whole number shown between 1 and N, inclusive), and the separate calculations are then added together.

Exp	Exponentiate. The term to the left of “exp” is raised to the power indicated by the term to the right of “exp.”

Old Note Price	The applicable Old Note Price of the relevant series of Old Notes per U.S.$1,000 principal of such Old Notes. The price is rounded to the nearest U.S.$0.01.
Formulas

B-1

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PROSPECTUS
THE REPUBLIC OF TURKEY
$8,182,000,000
Debt Securities
     The Republic of Turkey, which may be referred to herein as Turkey or the Republic, may offer up to $8,182,000,000 (or its equivalent in other currencies) aggregate principal amount of its debt securities.
     Turkey may offer its debt securities from time to time in one or more offerings. Turkey will provide the specific terms of the debt securities it is offering in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.
     Turkey may sell the securities directly, through agents designated from time to time or through underwriters or dealers.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
     You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. Turkey has not authorized anyone to provide you with different or additional information. Turkey is not making an offer of these debt securities in any place where the offer is not permitted by law. You should not assume that the information in this prospectus or any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of those documents.

The date of this prospectus is August 10, 2006.

WHERE YOU CAN FIND MORE INFORMATION
     Turkey voluntarily files annual reports on Form 18-K with the Securities and Exchange Commission (SEC). These reports and any amendments to these reports include certain financial, statistical and other information about Turkey and may be accompanied by exhibits. You may read and copy any document Turkey files with the SEC at the SEC’s public reference room in Washington, D.C. Turkey’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room, or log on to www.sec.gov. The SEC is located at 100 F Street, N.E., Washington, DC 20549.
     The SEC allows Turkey to “incorporate by reference” the information Turkey files with it. This means that Turkey can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. Turkey incorporates by reference the following documents:
•	Turkey’s Annual Report on Form 18-K for the year ended December 31, 2004 (File Number 033-37817 ) ; and

•	all amendments to Turkey’s Annual Report on Form 18-K for the year ended December 31, 2004 filed prior to the date of this prospectus (File Number 033-37817).
     Turkey also incorporates by reference all future annual reports and amendments to annual reports until it sells all of the debt securities covered by this prospectus. Each time Turkey files a document with the SEC that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents.
     You may request a free copy of these filings by writing to Turkey’s Economic Counselor at the following address:
Turkish Embassy
Office of the Economic Counselor
2525 Massachusetts Avenue, N.W.
Washington, D.C. 20008
Attn: Deputy Economic Counselor
(202) 612-6790
DATA DISSEMINATION
     Turkey is a subscriber to the International Monetary Fund’s Special Data Dissemination Standard, or “SDDS”, which is designed to improve the timeliness and quality of information of subscribing member countries. The SDDS requires subscribing member countries to provide schedules indicating, in advance, the date on which data will be released, the so-called “Advance Release Calendar”. For Turkey, precise dates or “no-later-than dates” for the release of data under the SDDS are disseminated no later than three months in advance through the Advance Release Calendar, which is published on the Internet under the International Monetary Fund’s Dissemination Standards Bulletin Board. Summary methodologies of all metadata to enhance transparency of statistical compilation are also provided on the Internet under the International Monetary Fund’s Dissemination Standard Bulletin Board. The Internet website is located at http://dsbb.imf.org/Applications/web/sddscountrycategorylist/?strcode=TUR. The website and any information on it are not part of this prospectus. All references in this prospectus to this website are inactive textual references to this URL, or “uniform resource locator”, and are for your information only.
USE OF PROCEEDS
     Unless otherwise specified in the applicable prospectus supplement, Turkey will use the net proceeds from the sale of the debt securities for the general financing purposes of Turkey, which may include the repayment of debt.
DEBT SECURITIES
     Turkey may issue debt securities, in distinct series at various times, and these debt securities will be issued pursuant to a fiscal agency agreement between Turkey and a fiscal agent. The financial terms and other specific terms of a particular series of debt securities will be described in a prospectus supplement relating to those securities. If the terms or conditions described in the prospectus supplement that relates to your series of debt securities differ from the terms or conditions described in this prospectus, you should rely on the terms or conditions described in the prospectus supplement.
     In this description of debt securities, you will see some initially capitalized terms. These terms have very particular, legal meanings, and you can find their definitions under the heading “Definitions” below.
General
     The prospectus supplement that relates to your debt securities will specify the following terms, if applicable:
•	the specific title or designation of the debt securities;

•	the principal amount of the debt securities;

•	the price of the debt securities;

•	the stated maturity date on which Turkey agrees to repay principal;

•	the rate of any interest the debt securities will bear and, if variable, the method by which the interest rate will be calculated;

•	the dates on which any interest payments are scheduled to be made;

•	the date or dates from which any interest will accrue;

•	the record dates for any interest payable on an interest payment date;

•	whether and under what circumstances and terms Turkey may redeem the debt securities before maturity;

•	whether and under what circumstances and terms the holders of the debt securities may opt to have their respective debt securities prepaid;

•	whether and under what circumstances the debt securities will be entitled to the benefit of a sinking fund or other similar arrangement;

•	whether and under what circumstances and terms the holders of the debt securities may opt to obligate Turkey to repurchase or exchange their respective securities, either pursuant to an option that is included in the debt securities or that is or becomes separately tradable following their issuance;

•	the currency or currencies in which the debt securities are denominated, which may be U.S. dollars, another foreign currency or units of two or more currencies;

•	the currency or currencies for which such debt securities may be purchased and in which principal, premium, if any, and interest may be payable;

•	whether any amount payable in respect of the debt securities will be determined based on an index or formula, and, if so, how any such amount will be determined;

•	whether the debt securities will be issued upon the exchange or conversion of other debt securities and, if so, the specific terms relating to this exchange or conversion;

•	whether any part or all of the debt securities will be in the form of a global security and the circumstance in which a global security is exchangeable for certificated (physical) securities;

•	whether the debt securities will be listed and, if listed, the stock exchange on which the debt securities will be listed;

•	whether the debt securities will be designated “Collective Action Securities” (as described below under “Collective Action Securities”); and

•	any other terms of the debt securities.
     If applicable, the prospectus supplement may also describe any United States federal or Turkish income tax consequences and special considerations applicable to that particular series of debt securities.
Status of the Debt Securities
     The debt securities will be direct, unconditional, unsecured and general obligations of Turkey without any preference one over the other. Turkey will pledge its full faith and credit for the due and punctual payment of principal of and interest on the debt securities and for the timely performance of all of its obligations with respect to the debt securities.
     The debt securities of each series will rank pari passu in right of payment with all other payment obligations relating to the External Indebtedness of Turkey.
Form of Debt Securities
     Unless otherwise specified in the prospectus supplement, debt securities denominated in U.S. dollars will be issued:
•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and greater multiples.
     Debt securities denominated in another monetary unit will be issued in the denominations set forth in the applicable prospectus supplement.

Payment
     Unless otherwise specified in the applicable prospectus supplement, the principal of and interest on the debt securities will be payable in U.S. dollars at the New York office of the fiscal agent to the registered holders of the debt securities on the related record date; provided, however, that unless otherwise specified in the prospectus supplement, payments of interest will be paid by check mailed to the registered holders of the debt securities at their registered addresses.
     If any date in which principal or interest is due to be paid is not a business day, Turkey may pay interest on the next day that is a business day and no additional interest will accrue on that payment. For this purpose, business day means any day, other than a Saturday or Sunday, on which banks in The City of New York are not required or authorized by law or executive order to be closed.
     The register of holders of debt securities will be kept at the New York office of the fiscal agent.
     Any moneys held by the fiscal agent in respect of debt securities and remaining unclaimed for two years after those amounts have become due and payable shall be returned to Turkey. After the return of these moneys to Turkey, the holders of these debt securities may look only to Turkey for any payment.
     Turkey may replace the fiscal agent at any time, subject to the appointment of a replacement fiscal agent. The fiscal agent is an agent of Turkey and is not a trustee for the holders of the debt securities.
Negative Pledge
     Turkey undertakes that it will not, so long as any of the debt securities remain outstanding, create or permit to exist (i) any Lien (other than a Permitted Lien) for any purpose upon or with respect to any International Monetary Assets of Turkey; or (ii) any Lien (other than a Permitted Lien) upon or with respect to any other assets of Turkey to secure External Indebtedness of any Person, unless the debt securities at the same time share pari passu and pro rata in such security.
Definitions
     “Exportable Assets” means goods which are sold or intended to be sold for a consideration consisting of or denominated in Foreign Currency and any right to receive Foreign Currency in connection with the sale thereof.
     “External Indebtedness” of any Person means (i) each obligation, direct or contingent, of such Person to repay a loan, deposit, advance or similar extension of credit, (ii) each obligation of such Person evidenced by a note, bond, debenture or similar written evidence of indebtedness, and (iii) each Guarantee by such Person of an obligation constituting External Indebtedness of another Person; if in each case such obligation is denominated in a Foreign Currency or payable at the option of the payee in a Foreign Currency; provided that (i) an obligation (or Guarantee thereof) which by its terms is payable only by a Turkish Person to another Turkish Person in the Republic is not External Indebtedness; (ii) an obligation to the extent that it is owing only to an individual who is a Turkish citizen is not External Indebtedness; and (iii) an obligation is deemed to be denominated in a Foreign Currency if the terms thereof or of any applicable governmental program contemplate that payment thereof will be made to the holder thereof in such Foreign Currency by the obligor, Turkey or any other Turkish Person.
     “Foreign Currency” means any currency other than the lawful currency of Turkey.
     “Guarantee” includes a suretyship or any other arrangement whereby the respective party is directly or indirectly responsible for any External Indebtedness of another Person, including, without limitation, any obligation of such party to purchase action for the purpose goods or services or supply funds or take any other of providing for the payment or purchase of such External Indebtedness (in whole or in part).

     “International Monetary Assets” means all official holdings of gold, Special Drawing Rights, Reserve Positions in the International Monetary Fund and Foreign Exchange which is owned or held by Turkey or any monetary authority of Turkey, all as defined by the International Monetary Fund.
     “Lien” means any lien, mortgage, deed of trust, charge, pledge, hypothecation, security interest or other encumbrance.
     “Permitted Lien” means
     (1) any Lien on Foreign Currency (or deposits denominated in Foreign Currency) securing obligations with respect to a letter of credit issued in the course of ordinary commercial banking transactions (and expiring within one year thereafter) to finance the importation of goods or services into the Republic;
     (2) any Lien on Exportable Assets (but not official holdings of gold), documents of title relating thereto, insurance policies insuring against loss or damage with respect thereto and proceeds of the foregoing, securing External Indebtedness incurred to finance the business of producing or exporting Exportable Assets; provided that (x) the proceeds of the sale of such Exportable Assets are expected to be received within one year after such Exportable Assets or documents become subject to such Lien; and (y) such External Indebtedness (i) is to be repaid primarily out of proceeds of sale of the Exportable Assets subject to such Lien and (ii) does not arise out of financing provided by the lender on condition that other External Indebtedness be repaid;
     (3) any Lien securing External Indebtedness incurred for the purpose of financing any acquisition of assets (other than International Monetary Assets), provided that the assets which are subject to such Lien are: (x) tangible assets acquired in such acquisition (including, without limitation, documents evidencing title to such tangible assets); (y) claims which arise from the use, failure to meet specifications, sale or loss of, or damage to, such assets; or (z) rent or charter hire payable by a lessee or charterer of such assets;
     (4) any Lien on or with respect to assets (other than International Monetary Assets) existing at the time of the acquisition thereof, provided that such Lien was not incurred in contemplation of such acquisition;
     (5) any Lien on or with respect to assets (other than International Monetary Assets) acquired (or deemed to be acquired) under a financial lease, or claims arising from the use, operation, failure to meet specifications, sale or loss of, or damage to, such assets, provided that (x) such Lien secures only rentals and other amounts payable under such lease; and (y) such assets were not owned by the Republic for more than 120 days prior to becoming subject to such lease;
     (6) any Lien on any assets which arose pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings so long as the execution or other enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings;
     (7) any Lien arising by operation of law (and not pursuant to any agreement) which has not been foreclosed or otherwise enforced against the assets to which it applies, including without limitation any right of set-off with respect to demand or time deposits maintained with financial institutions and banker’s liens with respect to property held by financial institutions, provided that such Lien arises in the ordinary course of the activities of the owner of the assets subject thereto and not with a view to securing any External Indebtedness;
     (8) any Lien securing External Indebtedness incurred in connection with any Project Financing, provided that the assets to which such Lien applies (x) are not official holdings of gold; and (y) are (i)

assets which are the subject of such Project Financing or (ii) revenues or claims which arise from the use, operation, failure to meet specifications, exploitation, sale or loss of, or damage to, such assets;
     (9) Liens on assets (other than official holdings of gold) in existence on the initial date of issuance of the securities of a series provided that such Liens remain confined to the assets affected thereby on the initial date of issuance of the securities of such series, and secure only those obligations so secured on the initial date of issuance of the securities of such series;
     (10) any Lien arising in connection with contracts entered into substantially simultaneously for sales and purchases at market prices of precious metals; and
     (11) any Lien or Liens which otherwise would not be permissible pursuant to the negative pledge and which secure(s) indebtedness in an aggregate amount not exceeding $50,000,000 (or the equivalent thereof in other currencies or composite currency units).
     “Person” means an individual, corporation, partnership, joint venture, trust, unincorporated organization or any other judicial entity, including, without limitation, a government or governmental body or agency or instrumentality or any international organization or agency.
     “Project Financing” mean any financing of the acquisition, construction or development of any asset in connection with a project if the Person or Persons providing such financing expressly agree to look to the asset financed and the revenues to be generated by the use, exploitation, operation of or loss of, or damage to, such asset as a principal source of repayment for the moneys advanced and at the time of such financing it was reasonable to conclude that such project would generate sufficient income to repay substantially all of the principal of and interest on all External Indebtedness incurred in connection with such project.
     “Turkish Person” means Turkey and any Person who is a resident or national of Turkey or which has its principal place of business, seat or head office in Turkey or any Person incorporated or organized under the laws of Turkey.
Default
     Any of the following events affecting a particular series of debt securities will be an event of default with respect to that series of debt securities:
     (a) Turkey fails to pay, when due, principal of or any interest on the debt securities of that series and such failure continues for a period of 30 days; or
     (b) Turkey defaults in performance or observance of or compliance with any of its other obligations set forth in the debt securities of that series, which default is not remedied within 60 days after written notice of such default shall have been given to Turkey by the holder of any debt securities of that series at the corporate trust office of the fiscal agent in the City of New York; or
     (c) any other present or future External Indebtedness (as defined above) of Turkey, for or in respect of moneys borrowed or raised in an amount in aggregate of not less than $40,000,000 (or its equivalent in other currencies or composite currency units), becomes due and payable prior to its stated maturity otherwise than at the option of Turkey, or any such amount of External Indebtedness is not paid when due (in accordance with any extension granted in any modification, consent or waiver by the holders of such External Indebtedness) or, as the case may be, within any applicable grace period; or
     (d) Turkey ceases to be a member of the International Monetary Fund or of any successor (whether corporate or not) that performs the functions of, or functions similar to, the International Monetary Fund; or
     (e) Turkey announces its inability to pay its debts as they mature; or

     (f) it becomes unlawful for Turkey to perform or comply with any of its payment obligations under any of the debt securities of a series.
Acceleration of Maturity
     The following description does not apply to any series of debt securities that has been designated Collective Action Securities. See “Collective Action Securities – Acceleration of Maturity” below for a description of the corresponding terms of Collective Action Securities.
     If one or more of the events described above occurs with respect to a particular series of debt securities, each holder of debt securities of that series may declare the principal of and any accrued interest on the debt securities it holds immediately due and payable. Holders of debt securities may exercise these rights only by providing a written demand to Turkey and the fiscal agent at a time when the event of default is continuing unless prior to the receipt of that demand by the fiscal agent all defaults have been cured.
     No periodic evidence is required to be furnished by Turkey as to the absence of defaults.
Redemption and Repurchase
     Unless otherwise set forth in the applicable prospectus supplement, the debt securities will not be redeemable prior to maturity by Turkey or repayable prior to maturity by the registered holders of these debt securities.
     Turkey may at any time purchase debt securities in any manner and for any price. If Turkey purchases debt securities of a series by tender, tenders must be available to all holders of debt securities of that series. Any debt securities purchased by Turkey may, at its discretion, be held by Turkey or surrendered to the fiscal agent for cancellation, but such debt securities may not be resold.
Meetings and Amendments
     General. A meeting of holders of debt securities of any series may be called at any time:
•	to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided for in the fiscal agency agreement or the debt securities of that series; or

•	to modify, amend or supplement the terms of the debt securities of that series or the fiscal agency agreement.
     Turkey or the fiscal agent may at any time call a meeting of holders of debt securities of a series for any purpose described above. This meeting will be held at the time and place determined by the fiscal agent. If Turkey or the holders of at least 10% in aggregate principal amount of the outstanding (as defined in the fiscal agency agreement) debt securities of a series request (in writing) the fiscal agent to call a meeting, the fiscal agent will call such a meeting.
     For the purpose of this prospectus, “outstanding debt securities” does not include:
•	previously canceled debt securities;

•	debt securities called for redemption;

•	debt securities which have become due and payable and for which sufficient funds to pay amounts owed under these debt securities have been paid or provided for;

•	debt securities of a series, which have been substituted with another series of debt securities; and

•	for purposes of determining whether the required percentage of holders of debt securities is present at a meeting of holders for quorum purposes or has approved any amendment, modification or change to, or waiver of, the debt securities or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration, debt securities held directly by Turkey or on its behalf. See “Collective Action Securities – Amendments and Waivers” below for additional qualifications to the definition of “outstanding debt securities” as it applies to any series of debt securities that has been designated Collective Action Securities.
     Notice. The notice of a meeting will set forth the time and place of the meeting and in general terms the action proposed to be taken at the meeting. This notice shall be given as provided in the terms of the debt securities. In addition, this notice shall be given between 30 and 60 days before the meeting date; however, in the case of any meeting to be reconvened after adjournment for lack of a quorum, this notice shall be given between 15 and 60 days before the meeting date.
     Voting; Quorum. A person that holds outstanding debt securities of a series or is duly appointed to act as proxy for a holder of the debt securities of a series will be entitled to vote at a meeting of holders of the debt securities of that series. The presence at the meeting of persons entitled to vote a majority of the principal amount of the outstanding debt securities of a series shall constitute a quorum with respect to that series of debt securities.
     At the reconvening of a meeting adjourned for a lack of a quorum, the presence of persons entitled to vote 25% in principal amount of the outstanding debt securities of a series shall constitute a quorum with respect to that series of debt securities for the taking of any action set forth in the notice of the original meeting.
     Regulations. The fiscal agent may make reasonable and customary regulations as it deems advisable for any meeting with respect to:
•	the proof of the holding of debt securities of a series;

•	the adjournment and chairmanship of such meeting;

•	the appointment and duties of inspectors of votes, certificates and other evidence of the right to vote; and

•	other matters concerning the conduct of the meeting that the fiscal agent deems appropriate.
     Amendments. (The following description does not apply to any series of debt securities that has been designated Collective Action Securities. See “Collective Action Securities — Amendments and Waivers” below for a description of the corresponding terms of Collective Action Securities). Unless the unanimous consent of holders of debt securities of an affected series is required as specified below, with:
•	the affirmative vote, in person or (in the case of registered owners of the debt securities of that series) by proxy, of the holders of at least 66-2/3% in aggregate principal amount of the outstanding debt securities of a series represented and voting at a duly called and held meeting (or any other percentage as may be set forth in the text of the debt securities of that series); or

•	the written consent of the holders of 66-2/3% in aggregate principal amount of the outstanding debt securities of a series (or any other percentage as may be set forth in the text of the debt securities of that series),
(i) Turkey and the fiscal agent may modify, amend or supplement the terms of the debt securities of that series or, insofar as it affects the debt securities of that series, the fiscal agency agreement in any way and (ii) the holders of debt securities of that series may make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action provided by the fiscal agency agreement or the debt securities of that series to be made, given or taken by holders of debt securities of such series.
     The written consent or affirmative vote of the holders of 100% in aggregate principal amount of each debt security of an affected series is required to:

•	change the due date for the payment of the principal of, or any installment of interest on, any debt security of that series;

•	reduce the principal amount of any debt security of that series;

•	reduce the portion of the principal amount that is payable in the event of an acceleration of the maturity of any debt security of that series;

•	reduce the interest rate on any debt security of that series;

•	reduce the premium payable, if any, upon the redemption of any debt security of that series;

•	change the currency in which any amount in respect of the debt securities of that series is payable or change the place at which payment with respect the debt securities of that series is to be paid from the Borough of Manhattan, The City of New York;

•	shorten the period, if any, during which Turkey is not permitted to redeem the debt securities of that series;

•	reduce the proportion of the principal amount of the debt securities of that series that is required:
¿	to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities of that series; or

¿	to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action; or
•	change the obligation of Turkey to pay additional amounts.
     Turkey and the fiscal agent may, without the vote or consent of any holder of debt securities of a series, modify, amend or supplement the fiscal agency agreement or the debt securities of any series for the purpose of:
•	adding to the covenants of Turkey for the benefit of the holders of the debt securities;

•	surrendering any right or power conferred upon Turkey;

•	securing the debt securities of that series pursuant to the requirements of the debt securities or otherwise;

•	curing any ambiguity or curing, correcting or supplementing any defective provision contained in the fiscal agency agreement or in the debt securities of that series; or

•	amending the fiscal agency agreement or the debt securities of that series in any manner which Turkey and the fiscal agent may determine which does not adversely affect the interest of any holder of debt securities of that series.
     Any modification, amendment or supplement approved in the manner described in this section shall be binding on the holders of debt securities of such series.
Payment of Additional Amounts
     All payments of principal and interest in respect of the debt securities by Turkey will be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments or governmental charges imposed, levied, collected, withheld or assessed by or within Turkey or any authority of or within Turkey (together, “Taxes”), unless such withholding or deduction is required by tax law. In that event, Turkey shall pay those additional amounts that will result in receipt by the holders of debt securities of the amounts that would have been received by them had such withholding or deduction not been required, except that no additional amounts shall be payable with respect to any debt security:
•	to a holder (or a third party on behalf of a holder) where such holder is liable to pay such Taxes in respect of any debt security by reason of that holder’s having some connection with Turkey other than the mere holding of that debt security or the receipt of principal and interest in respect of that debt security; or

•	presented for payment more than 30 days after the Relevant Date (see below), except to the extent that the holder of that debt security would have been entitled to additional amounts on presenting the same for payment on the last day of that 30-day period.
     The term “Relevant Date” in respect of any debt security means whichever is the later of:
•	the date on which payment in respect of the debt security first becomes due and payable; or

•	if the fiscal agent has not received the full amount of the moneys payable on or before that due date, the date on which notice is given to the holders of debt securities that the full amount of those moneys has been received and is available for payment.
Any reference in this section to “principal” and/or “interest” includes any additional amounts that may be payable under the debt securities.
     Upon not less than 30 days’ prior notice to holders of the debt securities, Turkey will have the right to require each holder to present at the office of any paying agency five business days prior to each record date a certificate, in such form as Turkey may from time to time reasonably prescribe in order to comply with applicable law or regulation, to enable Turkey to determine its duties and liabilities with respect to (i) any taxes, assessments or governmental charges which Turkey or the fiscal agent may be required to deduct or withhold from payments in respect of such securities under any present or future law of the United States or any regulation of any taxing authority thereof and (ii) any reporting or other requirements under such laws or regulations. Turkey will be entitled to determine its duties and liabilities with respect to such deduction, withholding, reporting or requirements of the basis of information contained in such certificate or, if no certificate shall be presented, on the basis of any presumption created by any such law or regulation and shall be entitled to act in accordance with such determination, but shall not be entitled to withhold all or part of any such payment except as required by applicable law.
Global Securities
     The prospectus supplement that relates to your debt securities indicates whether any of the debt securities you purchase will be represented by a global security. The aggregate principal amount of any global security equals the sum of the principal amount of all the debt securities it represents. The global security will be registered in the name of the depositary identified in the prospectus supplement or its nominee, and will be deposited with the depositary, its nominee or a custodian.
     Limitations on Your Ability to Obtain Debt Securities Registered in Your Name. The global security will not be registered in the name of any person other than the depositary or its nominee. Similarly, the global security will not be exchanged for debt securities that are registered in the name of any person other than the depositary or its nominee. An exception to these restrictions would be made only if:
•	the depositary notifies Turkey that it is unwilling, unable or no longer qualified to continue to act as depositary and Turkey does not appoint a successor depositary within 90 days;

•	at any time Turkey decides it no longer wishes to have all or part of the debt securities represented by a global security; or

•	an event of default has occurred and is continuing to occur with respect to the securities.

     In those circumstances, the depositary will determine in whose names to register any certificated (physical) debt securities issued in exchange for the global security. These certificated (physical) debt securities will be issued:
•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and greater multiples, unless otherwise specified in a prospectus supplement.
     The depositary or its nominee will be considered the sole owner and holder of the global security for all purposes. As a result:
•	You cannot get debt securities registered in your name for so long as they are represented by the global security;

•	You cannot receive certificated (physical) debt securities in your name in exchange for your beneficial interest in the global security;

•	You will not be considered to be the owner or holder of the global security or any debt securities represented by the global security for any purpose;

•	You cannot assert any right of a holder of the debt securities unless you are authorized by the depositary and the participant through which you hold your beneficial interest; and

•	All payments on the global security will be made to the depositary or its nominee.
In some jurisdictions, certain types of purchasers (such as some insurance companies) are not permitted to own securities represented by a global security. These laws may limit your ability to sell or transfer your beneficial interest in the global security to these types of purchasers.
     Beneficial Interests in and Payments on Global Security. Institutions that have accounts with the depositary or a nominee of the depositary, such as securities brokers and dealers, are called participants. Only participants, and persons that hold beneficial interests through participants, can own a beneficial interest in the global security. The depositary keeps records of the ownership and transfer of beneficial interests in the global security by its participants. In turn, participants keep records of the ownership and transfer of beneficial interests in the global security by other persons (such as their customers). No other records of the ownership and transfer of interests in the global security will be kept.
     When the depositary receives payment of principal or interest on the global security, the depositary is expected to credit its participants’ accounts in amounts that correspond to their respective beneficial interests in the global security. In turn, after the participants’ accounts are credited, the participants are expected to credit the accounts of the owners of beneficial interests in the global security in amounts that correspond to the owners’ beneficial interests in the global security.
     The depositary and its participants establish policies and procedures that govern payments, transfers and other important matters that affect owners of beneficial interests in the global security. The depositary and its participants may change these policies and procedures from time to time. Turkey has no responsibility or liability for the records of owners of beneficial interests in the global security. Also, Turkey is not responsible for supervising or reviewing those records or payments. Turkey has no responsibility or liability for any aspect of the relationship between the depositary and its participants or for any aspects of the relationship between participants and owners of beneficial interests in the global security.
Governing Law and Consent to Service

     Turkey is a foreign sovereign government. Consequently, it may be difficult for investors to obtain or realize upon judgments of courts of the United States against the Republic. The fiscal agency agreement and the debt securities will be governed by and interpreted in accordance with the laws of the State of New York, except with respect to the authorization and execution of the debt securities on behalf of Turkey and any other matters required to be governed by the laws of Turkey, which will be governed by the laws of Turkey.
     Turkey will irrevocably waive, to the fullest extent permitted by law, any immunity, including foreign sovereign immunity, from jurisdiction to which it might otherwise be entitled in any action arising out of or based on the debt securities which may be instituted by the holder of any debt securities in any state or federal court in the City of New York or in any competent court in Turkey. Turkey will appoint the Economic Counselor of the Republic, 821 United Nations Plaza, 4th Floor, New York, New York, 10017, as its authorized agent upon whom process may be served in any action arising out of or based on the debt securities which may be instituted in any state or federal court in the City or State of New York by the holder of any debt securities. Such appointment shall be irrevocable until all amounts in respect of the principal, premium, if any, and interest, if any, due or to become due on or in respect of all the debt securities issuable under the fiscal agency agreement have been paid by Turkey to the fiscal agent, except that if for any reason the authorized agent ceases to be able to act as such authorized agent or no longer has an address in New York, Turkey will appoint another person in New York as its authorized agent.
     The Economic Counselor is not the agent for service for actions under the United States federal securities laws or state securities laws and Turkey’s waiver of immunity does not extend to such actions. Because Turkey has not waived its sovereign immunity in connection with any actions arising out of or based on United States federal or state securities laws, it will not be possible to obtain a United States judgment against Turkey based on such laws unless a court were to determine that Turkey is not entitled under the United States Foreign Sovereign Immunities Act of 1976, as amended, to sovereign immunity with respect to such actions.
     Under the laws of Turkey, assets of Turkey are immune from attachment or other forms of execution, whether before or after judgment. The United States Foreign Sovereign Immunities Act of 1976, as amended, may also provide a means for limited execution upon any property of Turkey that is related to the service and administration of the debt securities.
COLLECTIVE ACTION SECURITIES
     Turkey may designate a particular series of debt securities to be “Collective Action Securities,” the specific terms of which will be described in the prospectus supplement relating to such securities. Collective Action Securities will have the same terms and conditions as the securities described under the heading “Debt Securities” above, except that such Collective Action Securities shall contain different provisions relating to certain aspects of default, acceleration and voting on amendments, modifications, changes and waivers, as follows:
Acceleration of Maturity
     If an event of default described under the heading “Debt Securities – Default” above occurs and is continuing with respect to any series of debt securities that have been designated Collective Action Securities, the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of that series may, by notice to the fiscal agent, declare all the debt securities of that series to be due and payable immediately. Holders of less than 25% of the aggregate principal amount of the outstanding debt securities of that series may not, on their own, declare the debt securities of that series to be due and payable immediately. Holders of notes may exercise these rights only by providing a written demand to Turkey at the office of the fiscal agent at a time when the event of default is continuing.
     Upon any declaration of acceleration, the principal, interest and all other amounts payable on the debt securities of that series will be immediately due and payable on the date Turkey receives written notice of the declaration, unless Turkey has remedied the event or events of default prior to receiving the notice. The holders of 66 2/3% or more of the aggregate principal amount of the outstanding debt securities of that series may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.
     Amendments and Waivers
     Turkey, the fiscal agent and the holders may generally modify or take actions with respect to the fiscal agency agreement or the terms of the debt securities of any series that have been designated Collective Action Securities with:
•	the affirmative vote of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding debt securities of that series that are represented at a duly called and held meeting; or

•	the written consent of the holders of 66 2/3% in aggregate principal amount of the outstanding debt securities of that series.
     However, the holders of not less than 75% in aggregate principal amount of the outstanding debt securities of that series, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the debt securities of that series that would:
•	change the due date for the payment of the principal of, or any installment of interest on, the debt securities of that series;

•	reduce the principal amount of the debt securities of that series;

•	reduce the portion of the principal amount that is payable in the event of an acceleration of the maturity of the debt securities of that series;

•	reduce the interest rate of the debt securities of that series;

•	change the currency in which any amount in respect of the debt securities of that series is payable or exclude the Borough of Manhattan, The City of New York, as a required place at which payment with respect to interest, premium or principal is payable;

•	shorten the period during which Turkey is not permitted to redeem the debt securities of that series if, prior to such action, Turkey is not permitted to do so;

•	change Turkey’s obligation to pay any additional amounts under the debt securities of that series;

•	change the definition of “outstanding” with respect to the debt securities of that series;

•	change the governing law provision of the debt securities of that series;

•	change Turkey’s appointment of an agent for service of process in the United States or Turkey’s agreement not to claim and to waive irrevocably immunity (sovereign or otherwise) in respect of any suit, action or proceeding arising out of or relating to the fiscal agency agreement or to the debt securities of that series;

•	change the status of the debt securities of that series, as described under “Debt Securities — Status of the Debt Securities” in the prospectus;

•	in connection with an offer to acquire all or any portion of the debt securities of that series, amend any event of default under the debt securities of that series; or

•	reduce the proportion of the principal amount of the debt securities of that series that is required:

•	to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities of that series; or

•	to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action.
     Turkey refers to the above subjects as “reserved matters.” A change to a reserved matter, including the payment terms of any series of debt securities that have been designated Collective Action Securities, can be made without your consent, as long as a supermajority of the holders (that is, the holders of at least 75% in aggregate principal amount of the outstanding notes) agrees to the change.
     If both Turkey and the fiscal agent agree, they may, without the vote or consent of any holder of debt securities of a series, modify, amend or supplement the fiscal agency agreement or the debt securities of any series for the purpose of:
•	adding to the covenants of Turkey for the benefit of the holders of the notes;

•	surrendering any right or power conferred upon Turkey;

•	securing the debt securities of that series pursuant to the requirements of the debt securities or otherwise;

•	curing any ambiguity or curing, correcting or supplementing any defective provision contained in the fiscal agency agreement or in the debt securities of that series; or

•	amending the fiscal agency agreement or the debt securities of that series in any manner which Turkey and the fiscal agent may determine and that is not inconsistent with and does not adversely affect the interest of any holder of debt securities of that series.
     Any modification, amendment or supplement approved in the manner described in this section shall be binding on the holders of debt securities of such series.
     For purposes of determining whether the required percentage of holders of any series of debt securities that have been designated Collective Action Securities is present at a meeting of holders for quorum purposes or has approved any amendment, modification or change to, or waiver of, such debt securities or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration, debt securities owned, directly or indirectly, by or on behalf of Turkey or any public sector instrumentality of Turkey will be disregarded and deemed not to be “outstanding”, except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only debt securities that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, “public sector instrumentality” means the Central Bank of Turkey, any department, ministry or agency of the federal government of Turkey or any corporation, trust, financial institution or other entity owned or controlled by the federal government of Turkey or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.
     Except as specifically set forth herein, the other terms set forth under “Debt Securities—Meetings and Amendments”, including notice, quorum and other meeting and consent provisions, remain unchanged with respect to Collective Action Securities.
Further Issues of Debt Securities of a Series
     From time to time, without the consent of holders of the debt securities of any series that have been designated Collective Action Securities, and subject to the required approvals under Turkish law, Turkey may create and issue additional debt securities with the same terms and conditions as those of the debt securities of that series (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the debt securities of that series have as of the date of issuance of such additional debt securities. Turkey may also consolidate the additional debt securities to form a single series with the outstanding notes.
PLAN OF DISTRIBUTION
     Turkey may sell any combination of the debt securities in any of three ways:
•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.
     Each prospectus supplement will set forth:
•	the name or names of any underwriters or agents;

•	the purchase price of the securities of that series;

•	the net proceeds to Turkey from the sale of the securities;

•	any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.
     The securities may be sold from time to time in distinct series by different means at different prices that are negotiated and fixed or that vary based on market prices.
     Underwriters used in the sale of securities will distribute the securities on a firm commitment basis. In this case, the underwriters will acquire the securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. Turkey may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters.
     Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all such securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.
     Turkey may also sell securities of any series directly to the public or through agents designated by Turkey from time to time. Unless otherwise specified in the applicable prospectus supplement, an agent used in the sale of securities will sell the securities on a reasonable best efforts basis for the period of its appointment.
     In compliance with National Association of Securities Dealers guidelines, the maximum compensation to any underwriters or agents in connection with the sale of any securities pursuant to this prospectus and any applicable prospectus supplement will not exceed 8% of the aggregate total offering price to the public of such securities as set forth on the cover page of the applicable prospectus supplement; however, it is anticipated that the maximum compensation paid will be significantly less than 8%.

     Turkey may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from Turkey under “delayed delivery” contracts. Purchasers of securities under delayed delivery contracts will pay the public offering price plus accrued interest, if any, and will take delivery of the securities on a date or dates stated in the applicable prospectus supplement. Delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement. The applicable prospectus supplement will set forth the commission payable for solicitation of these delayed delivery contracts.
     Turkey may agree to indemnify agents and underwriters against certain liabilities, including liabilities under the United States Securities Act of 1933, as amended, or to contribute to payments which the agents or underwriters may be required to make in respect of any of these liabilities. Agents and underwriters may engage in transactions with or perform services for Turkey in the ordinary course of business.
     Unless otherwise specified in the applicable prospectus supplement, Turkey will not register under the Securities Act the securities that it will offer and sell outside the United States. Thus, subject to certain exceptions, Turkey cannot offer, sell or deliver those securities within the United States. When Turkey offers or sells securities outside the United States, each underwriter or dealer involved in the sale of the securities will acknowledge that the securities:
•	have not been and will not be registered under the Securities Act; and

•	may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.
     Each of these underwriters or dealers will agree:
•	that it has not offered or sold, and will not offer or sell, any of these securities within the United States except in accordance with Rule 903 of Regulation S under the Securities Act; and

•	that neither such underwriter or dealer nor its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts with respect to these securities.
DEBT RECORD
     Turkey has not defaulted on any principal or interest of any external debt represented by bonds issued in public international markets since it began issuing such bonds in 1988. In 1978, 1979, and 1980, Turkey rescheduled an aggregate amount of approximately $3.95 billion of its external debt consisting of commercial and government credits, which represented 20.6% of Turkey’s total outstanding external debt at that time. Turkey initiated the rescheduling to avoid a possible default under its external debt. Since that rescheduling, Turkey has always paid, when due, the full amount of principal and interest on its direct and indirect external debt. Turkey completed all payments under the rescheduling in July 1992.
VALIDITY OF THE SECURITIES
     The validity of the debt securities will be passed upon for Turkey by the First Legal Advisor, Undersecretariat of Treasury, Prime Ministry, the Republic of Turkey. Certain legal matters of United States law will be passed upon for Turkey by Arnold & Porter LLP, United States counsel to Turkey, and for the underwriters, if any, by United States counsel and Turkish counsel to the underwriters named in the applicable prospectus supplement.

     As to all matters of Turkish law, Arnold & Porter LLP may rely on the opinion of the First Legal Advisor, Undersecretariat of Treasury, Prime Ministry, the Republic of Turkey. As to all matters of United States law, the First Legal Advisor, Undersecretariat of Treasury, Prime Ministry, the Republic of Turkey may rely on the opinion of Arnold & Porter LLP. Certain statements with respect to matters of Turkish law in this prospectus have been passed upon by the First Legal Advisor, Undersecretariat of Treasury, Prime Ministry, the Republic of Turkey and are made upon his or her authority.
OFFICIAL STATEMENTS
     The information set forth herein and in the documents incorporated by reference has been reviewed by Memduh Aslan AKCAY, Director General of Foreign Economic Relations, Undersecretariat of Treasury, Prime Ministry, the Republic of Turkey, in his official capacity, and is included herein on his authority. Information included herein or therein which is identified as being taken or derived from a publication of Turkey or an agency, instrumentality or state economic enterprise of Turkey is included on the authority of such publication as a public official document of Turkey.
AUTHORIZED AGENT
     The authorized agent of Turkey in the United States of America is the Consulate General of the Republic of Turkey, whose address is: Turkish Embassy, Office of the Economic Counselor, 2525 Massachusetts Avenue N.W., Washington, D.C. 20008.

PRINCIPAL OFFICE OF THE REPUBLIC
The Undersecretariat of Treasury of
The Republic Prime Ministry
Ismet Inonu Bulvari
06510 Emek
Ankara

EXCHANGE AGENT	LUXEMBOURG EXCHANGE AGENT
Citibank N.A.,
Citigroup Centre, Canada Square, Canary Wharf
London E14 5LB
Attention: Exchange Operations
Reference: Republic of Turkey Exchange Offer
Facsimile: +44 20 7508 3866
Telephone: +44 20 7508 3867
E-mail: exchange.gats@citigroup.com	Kredietbank S.A. Luxembourgeoise 43, Boulevard Royal L-2955 Luxembourg
FISCAL AGENT, PAYING AGENT, TRANSFER AGENT AND REGISTRAR
JPMorgan Chase Bank, N.A.
4 New York Plaza — 15th Floor
New York, NY 10004
LEGAL ADVISERS TO THE REPUBLIC

As to United States Law Arnold & Porter LLP 399 Park Avenue New York, New York 10022-4690	As to Turkish Law The First Legal Adviser to Undersecretariat of Treasury Ismet Inonu Bulvari 06510 Emek Ankara
LEGAL ADVISERS TO THE JOINT DEALER MANAGERS
AND THE JOINT BOOK RUNNERS

As to United States Law Clifford Chance Limited Liability Partnership 10 Upper Bank Street London E14 5JJ United Kingdom	As to Turkish Law Pekin & Pekin Lamartine Caddesi 10 34437 Taksim Istanbul
LISTING AGENT AND PAYING AGENT IN LUXEMBOURG
Kredietbank S.A. Luxembourgeoise
43, Boulevard Royal
L-2955 Luxembourg
JOINT DEALER MANAGERS AND JOINT BOOK RUNNERS

Citigroup Global Markets Inc.	Goldman Sachs International
338 Greenwich St.	Peterborough Court
New York NY 10013	133 Fleet Street
London EC4A 2BB
London: Telephone: +44 20 7774 5196
Telephone: +44 20 7552 5754
New York: Telephone: +1 212 902 8194
Telephone: +1 877 686 5059

TÜRKÌYE CUMHURÌYETÌ
(THE REPUBLIC OF TURKEY)
NOTES DUE 2016

prospectus supplement

Citigroup	Goldman Sachs International
September 14, 2006